Exhibit 10.1

CONFORMED COPY

EXECUTION COPY

NEWELL RUBBERMAID INC.

CREDIT AGREEMENT

Dated as of November 14, 2005

$750,000,000

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

BNP PARIBAS

and

CITICORP USA, INC.,

as Co-Syndication Agents

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Annex I	-	Commitments
Schedule I	-	List of Indebtedness
Schedule II	-	List of Certain Liens

EXHIBIT A-1	-	Form of Opinion of Special Illinois Counsel
EXHIBIT A-2	-	Form of Opinion of Dale L. Matschullat, Esq., Vice-President - General Counsel to the Company and its Subsidiaries
EXHIBIT B	-	Form of Opinion of Special New York Counsel to the Administrative Agent
EXHIBIT C	-	Form of Competitive Bid Request
EXHIBIT D	-	Form of Competitive Bid
EXHIBIT E-1	-	Form of Designation Letter
EXHIBIT E-2	-	Form of Termination Letter
EXHIBIT F	-	Form of Assignment and Assumption
EXHIBIT G	-	Form of Assumption Agreement

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CREDIT AGREEMENT dated as of November 14, 2005, between NEWELL RUBBERMAID INC., a corporation duly organized and validly existing under the laws of the State of Delaware (together with its successors, the “Company”); each of the lenders which is a signatory hereto (together with its successors and permitted assigns, individually, a “Lender” and, collectively, the “Lenders”); and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Company has requested that the Lenders make loans to it and the other Borrowers (as hereinafter defined) in an aggregate principal amount not exceeding $750,000,000 at any one time outstanding. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties agree as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS.

1.01 Certain Defined Terms.

As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Additional Commitment Lender” shall have the meaning assigned to that term in Section 2.12.

“Adjusted LIBO Rate” shall mean, for any LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Administrative Agent to be equal to the LIBO Rate for the Interest Period for such Loan divided by 1 minus the Reserve Requirement for such Loan for such Interest Period.

“Administrative Agent’s Account” shall mean, in respect of any Currency, such account as the Administrative Agent shall designate in a notice to the Company and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternative Currency” shall mean at any time (a) Euros and (b) any currency (other than Dollars and Euros) so long as at such time, (i) such currency is dealt with in the London interbank deposit market, (ii) such currency is freely transferable and convertible into Dollars in the London foreign exchange market and (iii) no central bank or other governmental authorization in the country of issue of such currency is required to permit use of such currency by any Lender for making any Loan hereunder and/or to permit the relevant Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

Credit Agreement

“Applicable Facility Fee Rate”, “Applicable Margin” and “Additional Margin” shall mean, during any period when the Rating is at one of the Rating Groups specified below, the percentage set forth below opposite the reference to such fee or to the relevant Type of Committed Loan:

	Rating Group I	Rating Group II	Rating Group III	Rating Group IV	Rating Group V	Rating Group VI
Applicable Facility Fee Rate	0.06%	0.07%	0.08%	0.10%	0.125%	0.20%
Applicable Margin for Committed LIBOR Loans	0.19%	0.23%	0.27%	0.40%	0.525%	0.70%
Applicable Margin for Base Rate Loans	0%	0%	0%	0%	0%	0%
Additional Margin (Utilization > 50%)	0.10%	0.10%	0.10%	0.10%	0.10%	0.10%

Any change in the Applicable Facility Fee Rate, the Applicable Margin or the Additional Margin by reason of a change in the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating shall become effective on the date of announcement or publication by the respective Rating Agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed rating.

“Applicable Lending Office” shall mean for each Lender and for each Type and Currency of Loan the lending office of such Lender (or of an Affiliate of such Lender) designated for such Type and Currency of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Designated Borrower” shall mean (i) any Domestic Subsidiary that is a Wholly-Owned Subsidiary of the Company as to which a Designation Letter has been delivered to the Administrative Agent and as to which a Termination Letter shall not have been

Credit Agreement

delivered to the Administrative Agent, which Subsidiary has been approved as a borrower hereunder by all of the Lenders, all in accordance with Section 2.05, and (ii) for the purposes of Section 5.06, also the Company.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.05), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Assuming Lender” shall have the meaning assigned to that term in Section 2.06(d)(i).

“Assumption Agreement” shall mean an assumption agreement entered into by the Company and an Assuming Lender pursuant to Section 2.06(d), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Base Rate” shall mean, with respect to any Base Rate Loan, for any day, the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Prime Rate for such day.

“Base Rate Loans” shall mean Loans which bear interest based upon the Base Rate.

“Borrowers” shall mean the Company, each Approved Designated Borrower and each Designated Borrower.

“Business Day” shall mean any day (a) that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York City, (b) if such day relates to the giving of notices or quotes in connection with a LIBOR Auction or to a borrowing of, a payment or prepayment of principal of or interest on, Conversion of or into, or an Interest Period for, a LIBO Rate Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, also on which dealings in deposits are carried out in the London interbank market and (c)(i) if such day relates to the date on which the LIBO Rate is determined under this Agreement for the Interest Period of any Loan denominated in Euros, that is also a TARGET Day or (ii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, any Loan denominated in an Alternative Currency (other than Euros), or a notice by the Company with respect to any such

Credit Agreement

borrowing, payment, prepayment or Interest Period, also a day commercial banks and the London foreign exchange market settle payments for such Alternative Currency in the principal finance center where such currency is cleared and settled (as determined by the Administrative Agent).

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, as to each Lender, the obligation of such Lender to make Committed Loans and to acquire participations in Letters of Credit in an aggregate amount at any one time outstanding equal to the amount set opposite such Lender’s name on Annex I hereto under the caption “Commitment”, or in the Assignment and Assumption, an Assumption Agreement or any agreement entered into under Section 2.12 pursuant to which such Lender shall have assumed its Commitment, as applicable (as the same may be reduced or increased from time to time pursuant to this Agreement). The original aggregate principal amount of the Commitments is $750,000,000.

“Commitment Termination Date” shall mean November 14, 2010; provided that, if such date is not a Business Day, the Commitment Termination Date shall be the next preceding Business Day ), subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.12.

“Commitment Utilization Day” shall mean (a) so long as the Commitments are in effect, each day that the sum of the aggregate outstanding principal amount of the Committed Loans and the aggregate LC Exposures exceeds 50% of the sum of the Commitments and (b) following the termination of the Commitments hereunder, each day on which any Loans are outstanding hereunder.

“Committed Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Committed Loans and its LC Exposure at such time.

“Committed Loans” shall mean the loans provided for by Section 2.01.

“Committed LIBOR Loans” shall mean Committed Loans the interest rates on which are determined on the basis of Adjusted LIBO Rates.

“Competitive Affiliate Loan” shall mean a Competitive Loan to be made by an Affiliate of a Lender pursuant to Section 2.03(h).

Credit Agreement

“Competitive Bid” shall have the meaning assigned to that term in Section 2.03(c)(i).

“Competitive Bid Rate” shall have the meaning assigned to that term in Section 2.03(c)(ii)(D).

“Competitive Bid Request” shall have the meaning assigned to that term in Section 2.03(b).

“Competitive Borrowing” shall have the meaning assigned to that term in Section 2.03(b).

“Competitive LIBOR Loans” shall mean Competitive Loans the interest rates on which are determined on the basis of Adjusted LIBO Rates pursuant to a LIBOR Auction.

“Competitive Loan Limit” shall have the meaning assigned to that term in Section 2.03(c)(ii).

“Competitive Loans” shall mean the loans provided for by Section 2.03.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary, unusual or non-recurring charges or losses, and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Interest Expense” shall mean, for any period and without duplication, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries accrued or capitalized during such period (whether or not actually paid during such period) (including all commissions, discounts and other fees and charges owed with respect to standby letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding any interest expense for such period relating to quarterly or monthly income preferred securities, quarterly income capital securities or other similar securities.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in

Credit Agreement

accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any security issued by the Company or any of its Subsidiaries or of any agreement, instrument or other undertaking to which the Company or any of its Subsidiaries is a party or by which any of them or their respective property is bound (other than under any Credit Document) or Requirement of Law applicable to such Subsidiary.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.11(b) of one Type of Committed Loans into the other Type of Committed Loans, which may be accompanied by a transfer by a Lender (at its sole discretion) of a Committed Loan from one Applicable Lending Office to another).

“Continue”, “Continuation” and “Continued” shall refer to a continuation pursuant to Section 2.11(b) of a Committed LIBOR Loan from one Interest Period to the next Interest Period.

“Credit Documents” shall mean this Agreement, the Notes, if any, each Designation Letter and each Termination Letter.

“Credit Extension” shall mean the making of any Loan or the issuance, amendment, renewal or extension of any Letter of Credit hereunder.

“Currency” shall mean Dollars or any Alternative Currency.

“Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

“Designated Borrower” shall mean any Wholly-Owned Subsidiary of the Company as to which a Designation Letter has been delivered to the Administrative Agent and as to which a Termination Letter shall not have been delivered to the Administrative Agent in accordance with Section 2.05; and the term “Designated Borrower” shall include any Approved Designated Borrower. As of the Effective Date, there are no Designated Borrowers hereunder.

“Designation Letter” shall have the meaning assigned to that term in Section 2.05(a).

Credit Agreement

“Determination Date” shall mean, for any Disposition, the last day of the fiscal quarter ending on or immediately preceding the date of such Disposition.

“Disposition” shall have the meaning assigned to that term in Section 8.07(vi).

“Disposition Period” shall mean, for any Disposition, a period of twelve months ending on the date of such Disposition.

“Dollar Equivalent” shall mean, with respect to any Loan denominated in an Alternative Currency, the amount of Dollars that would be required to purchase the amount of the Alternative Currency of such Loan on the date such Loan is requested (or, (a) in the case of Competitive Loans, the date of the related Competitive Bid Request and (b) in the case of any redenomination under Section 3.03, on the date of such redenomination), based upon the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100 of 1%), as determined by the Administrative Agent, of the spot selling rate at which the Reference Banks offer to sell such Alternative Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two Business Days later.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is incorporated under the laws of the United States of America or any State thereof or the District of Columbia.

“Effective Date” shall mean the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.04).

“Environmental Affiliate” shall mean, as to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person may have retained, assumed or otherwise become liable (contingently or otherwise), whether by contract, operation of law or otherwise; provided that each Subsidiary of such Person, and each former Subsidiary or division of such Person transferred to another Person, shall in any event be an “Environmental Affiliate” of such Person.

“Environmental Claim” shall mean, with respect to any Person, any notice, claim, demand or other communication (whether written or oral) by any other Person alleging or asserting liability of such Person for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any hazardous material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the

Credit Agreement

environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Event of Default” shall have the meaning assigned to that term in Section 9.

“Extension Date” shall have the meaning assigned to that term in Section 2.12.

“Extension Request” shall have the meaning assigned to that term in Section 2.12.

“Federal Funds Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” shall mean Fitch Investors Services, Inc. or any successor thereto.

“Fitch Rating” shall mean, as of any date, the rating most recently published by Fitch relating to the unsecured, long-term, senior debt securities of the Company.

“Foreign Currency Equivalent” shall mean, with respect to any amount in Dollars, the amount of any Alternative Currency that could be purchased with such amount of Dollars using the reciprocal of foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Subsidiary” shall mean any Subsidiary of the Company that is not a Domestic Subsidiary.

Credit Agreement

“GAAP” shall mean generally accepted accounting principles applied on a basis consistent with those which, in accordance with the last sentence of Section 1.02(a), are to be used in making the calculations for purposes of determining compliance with the provisions of this Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee” of any Person shall mean any guarantee, endorsement, contingent agreement to purchase or to furnish funds for the payment or maintenance of, or any other contingent liability on or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person (including, without limitation, the liability of such Person in respect of the Indebtedness of any partnership of which such Person is a general partner), or the guarantee by such Person of the payment of dividends or other distributions upon the stock of any other Person, or the agreement by such Person to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling any other Person to make payment of its obligations or to assure a creditor against loss, and the verb “Guarantee” shall have a correlative meaning, provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business.

“Increasing Lender” shall have the meaning assigned to that term in Section 2.06(d)(i).

“Indebtedness” shall mean, as to any Person at any date (without duplication): (i) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 120 days of the date the respective goods are delivered or the services are rendered; (iii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (iv) all Indebtedness of others Guaranteed by such Person; (v) all Capital Lease Obligations; (vi) reimbursement obligations of such Person (whether contingent or otherwise) in respect of bankers acceptances, surety or other bonds and similar instruments (other than commercial, standby or performance letters of credit); (vii) unpaid reimbursement obligations of such Person (other than contingent obligations) in respect of commercial, standby or performance letters of credit; and (viii) debt securities or obligations (including preferred debt securities) issued in connection with Permitted Securitizations included as indebtedness in accordance with GAAP on a consolidated balance sheet of such Person.

“Interest Coverage Ratio” shall mean, as at any date of determination thereof, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

Credit Agreement

“Interest Period” shall mean:

(a) with respect to any Committed LIBOR Loan, each period commencing on the date such Committed LIBOR Loan is made or Converted from a Committed Loan of another Type or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company (on its own behalf and on behalf of any other Borrower) may select as provided in Section 2.02, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(b) with respect to any Set Rate Loan, the period commencing on the date such Set Rate Loan is made and ending on any Business Day up to 180 days thereafter, as the Company may select as provided in Section 2.03(b); and

(c) with respect to any Competitive LIBOR Loan, the period commencing on the date such Competitive LIBOR Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 2.03(b), except that each Interest Period which commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) if any Interest Period would otherwise commence before and end after the Commitment Termination Date, such Interest Period shall not be available hereunder; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for any LIBO Rate Loans, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, no Interest Period for any LIBO Rate Loans shall have a duration of less than one month and, if the Interest Period for any such Loans would otherwise be a shorter period, such Loans shall not be available hereunder.

“Issuing Bank” shall mean Bank of America, N.A., BNP Paribas and/or any other Lender acceptable to the Administrative Agent and the Company that has agreed to issue Letters of Credit hereunder, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its respective Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“Jurisdiction” shall mean, with respect to any Borrower, the country or countries (including any political subdivision or taxing authority thereof or therein) under whose laws such Borrower is organized or where such Borrower is domiciled, resident or licensed or otherwise qualified to do business or where any significant part of the Property of such Borrower is located.

Credit Agreement

“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Affiliate” shall have the meaning assigned to that term in Section 2.03(h).

“Letter of Credit” shall mean any standby letter of credit issued pursuant to this Agreement.

“LIBO Rate” shall mean, for any Interest Period for any LIBO Rate Loan, the rate for deposits in the relevant Currency with a maturity comparable to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page for such Service, as determined by the Administrative Agent, with written notice to the Company, from time to time for purposes of providing quotations of interest rates applicable to such Currency deposits in the London interbank market) at approximately 11:00 a.m., London time, on the Quotation Date for such Currency; provided that the LIBO Rate for any LIBO Rate Loan denominated in Pounds Sterling for any Interest Period shall be increased by any Mandatory Costs (but only to the extent applicable to any Lender). In the event that such rate is not available for any reason, the LIBO Rate shall mean, with respect to such LIBO Rate Loan for such Interest Period, the rate at which deposits of $1,000,000 (or, in the case where a LIBO Rate Loan is a Currency other than Dollars, the Foreign Currency Equivalent thereof) and for a maturity comparable to such Interest Period are offered by the Reference Banks to leading banks in the London interbank market as of the 11:00 a.m., London time, on the Quotation Date for such Currency; provided that (i) if any Reference Bank is not participating in any borrowing of LIBO Rate Loans, the LIBO Rate for such Loans shall be determined by reference to the amount of the Loan which such Reference Bank would have made had it been participating in such Loans, (ii) in determining the LIBO Rate with respect to any Competitive LIBOR Loan, each Reference Bank shall be deemed to have made a Competitive LIBOR Loan in an amount equal to $1,000,000, (iii) each Reference Bank agrees to use its best efforts to furnish timely information to the Administrative Agent for purposes of determining the LIBO Rate and (iv) if any Reference Bank does not furnish such timely information for determination of the LIBO Rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

“LIBO Rate Loans” shall mean Committed LIBOR Loans and Competitive LIBOR Loans.

Credit Agreement

“LIBOR Auction” shall mean a solicitation of Competitive Bids setting forth Margins based on the Adjusted LIBO Rate pursuant to Section 2.03.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loans” shall mean Committed Loans and Competitive Loans.

“Majority Lenders” shall mean, at any time, Lenders having Committed Credit Exposures and unused Commitments representing at least 51% of the sum of the total Committed Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Section 9, and for all purposes after the Loans become due and payable pursuant to Section 9 or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Committed Credit Exposures in determining the Majority Lenders.

“Mandatory Cost” shall mean, with respect to any Lender, the cost, if any, imputed to such Lender of compliance with the cash ratio and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority during the relevant period, as determined by the Bank of England and/or Financial Services Authority during such relevant period.

“Margin” shall have the meaning assigned to that term in Section 2.03(c)(ii)(C).

“Material Adverse Effect” shall mean a material adverse effect on (i) the consolidated financial condition, operations, business or prospects of the Company and its Subsidiaries (taken as a whole), (ii) the ability of the Company or any Approved Designated Borrower that is a Significant Subsidiary to perform its obligations under any of the Credit Documents to which it is a party or (iii) the validity or enforceability of any of the Credit Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Moody’s Rating” shall mean, as of any date, the rating most recently published by Moody’s relating to the unsecured, long-term, senior debt securities of the Company.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” shall mean, at any time, the consolidated stockholders’ equity of the Company and its Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP.

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“Non-Strategic Property” shall mean (a) Property related to the Company’s Newell Cookware Europe business and (b) Property acquired as part of the acquisition of a business that is designated by resolution of the Board of Directors of the Company adopted no later than six months after such acquisition as non-strategic Property.

“Notes” shall mean the promissory notes provided for by Section 2.10(d).

“Obligor” shall mean the Company, in its capacity as a Borrower hereunder and in its capacity as a guarantor of Loans made to any other Borrower under Section 11, and each other Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all its functions under ERISA.

“Participating Member State” shall mean any member of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Permitted Securitization” shall mean any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary, as the case may be, may sell, convey or otherwise transfer, or grant a security interest in, any receivables (whether now existing or arising in the future) of the Company or any of its Subsidiaries and any assets related thereto, including all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables and the proceeds of such receivables; provided that (a) there shall be no recourse under such securitization to the Company or any of its other Subsidiaries other than pursuant to Standard Securitization Undertakings and (b) the Administrative Agent shall be reasonably satisfied that the terms of such securitization are in compliance with the terms of this Agreement.

“Person” shall mean an individual, a corporation, a company, a limited liability company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) which is or was established, sponsored, maintained or contributed to, by the Company or any ERISA Affiliate and is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable by any Borrower under this Agreement or any Note which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of 2% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans (provided that, if such amount in default is principal of a LIBO Rate Loan or a Set Rate Loan and the due date is a day other than the last day of the Interest Period therefor, the “Post-Default Rate” for such principal shall be, for the period commencing on the due date and ending on the last day of the Interest Period therefor, 2% above the interest rate for such Loan as provided in Section 3.02 and, thereafter, the rate provided for above in this definition).

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“Pounds Sterling” shall mean lawful money of England.

“Prime Rate” shall mean the rate of interest publicly announced from time to time by JPMCB as its prime rate in effect at the Principal Office.

“Principal Office” shall mean the principal office of JPMCB, located on the date hereof at 270 Park Avenue, New York, New York 10017.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (including, without limitation, shares of capital stock).

“Quarterly Dates” shall mean the last Business Day of each March, June, September and December, the first of which shall be the first such day after the Effective Date.

“Quotation Date” shall mean, for any Interest Period, (a) for any Currency other than Pounds Sterling, the date two Business Days prior to the commencement of such Interest Period and (b) for Pounds Sterling, the first day of such Interest Period, provided that if market practice differs in the relevant interbank market for any Currency, the “Quotation Date” for such Currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the “Quotation Date” shall be the last of such days).

“Rating” shall mean the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating.

“Rating Agency” shall mean Moody’s, Standard & Poor’s or Fitch.

“Rating Group I” shall mean any two of the following: the Moody’s Rating is at or above A2, the Standard & Poor’s Rating is at or above A or the Fitch Rating is at or above A; “Rating Group II” shall mean (a) any two of the following: the Moody’s Rating is at or above A3, the Standard & Poor’s Rating is at or above A- or the Fitch Rating is at or above A- and (b) Rating Group I is not in effect; “Rating Group III” shall mean (a) any two of the following: the Moody’s Rating is at or above Baa1, the Standard & Poor’s Rating is at or above BBB+ or the Fitch Rating is at or above BBB+ and (b) neither Rating Group I nor Rating Group II is in effect; “Rating Group IV” shall mean (a) any two of the following: the Moody’s Rating is at or above Baa2, the Standard & Poor’s Rating is at or above BBB or the Fitch Rating is at or above BBB and (b) neither Rating Group I, Rating Group II nor Rating Group III is in effect; “Rating Group V” shall mean (a) any two of the following: the Moody’s Rating is at or above Baa3, the Standard & Poor’s Rating is at or above BBB- or the Fitch Rating is at or above BBB- and (b) neither Rating Group I, Rating Group II, Rating Group III nor Rating Group IV is in effect; “Rating Group VI” shall mean none of Rating Group I, Rating Group II, Rating Group III, Rating Group IV and Rating Group V is in effect; provided that (i) if at any time the Company has two or three

Credit Agreement

Ratings falling within two different Rating Groups that are one Rating Group apart, the relevant Rating Group for purposes of determining the Applicable Facility Fee Rate, the Applicable Margin and the Additional Margin shall be the Rating Group for the higher of the Moody’s Rating (if any) or the Standard & Poor’s Rating (if any), (ii) if at any time the Company has two or three Ratings falling within different Rating Groups that are two or more Rating Groups apart, the relevant Rating Group for purposes of determining the Applicable Facility Fee Rate, the Applicable Margin and the Additional Margin shall be the Rating Group that is one level above the Rating Group for the lower (or the lowest, as the case may be) of such Ratings and (iii) for this purpose of this proviso, Rating Group I is higher than Rating Group II, Rating Group II is higher than Rating Group III, Rating Group III is higher than Rating Group IV, Rating Group IV is higher than Rating Group V and Rating Group V is higher than Rating Group VI).

“Reference Banks” shall mean JPMCB and Bank of America, N.A.

“Register” shall have the meaning assigned to that term in Section 12.05.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean, with respect to any Lender, any change after the date hereof (or, in the case of any Competitive LIBOR Loan, the date of the Competitive Bid therefor), in United States Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Lender of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, for any Interest Period for any LIBO Rate Loan, the effective maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined or (ii) any category of extensions of credit or other assets which includes LIBO Rate Loans.

“Set Rate Auction” shall mean a solicitation of Competitive Bids setting forth Competitive Bid Rates pursuant to Section 2.03.

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“Set Rate Loans” shall mean Competitive Loans the interest rates on which are determined on the basis of Competitive Bid Rates pursuant to a Set Rate Auction.

“Significant Subsidiary” shall mean, at any time, any Subsidiary of the Company if the revenues of such Subsidiary and its Subsidiaries for the four consecutive fiscal quarters of such Subsidiary most recently ended (determined on a consolidated basis without duplication in accordance with GAAP and whether or not such Person was a Subsidiary of the Company during all or any part of the fiscal period of the Company referred to below) exceed an amount equal to 7- 1/2% of the revenues of the Company and its Subsidiaries for the four consecutive fiscal quarters of the Company most recently ended (determined on a consolidated basis without duplication in accordance with GAAP and including such Subsidiary and its Subsidiaries on a pro forma basis if such Subsidiary was not a Subsidiary of the Company).

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Standard and Poor’s Rating” shall mean, as of any date, the rating most recently published by Standard & Poor’s relating to the unsecured, long-term, senior debt securities of the Company.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that are reasonably customary in the non-recourse securitization of receivables transactions.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of the Subsidiaries of such Person. “Wholly-Owned Subsidiary” shall mean any such corporation, partnership, limited liability company or other entity of which all such shares or other ownership interests, other than directors’ qualifying shares or shares held by nominees to satisfy any requirement as to minimum number of shareholders, are so owned or controlled.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

Credit Agreement

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for settlement of payments in Euros.

“Taxes” shall have the meaning assigned to that term in Section 5.06(a).

“Termination Letter” shall have the meaning assigned to that term in Section 2.05(a).

“Total Capital” shall mean the sum of (i) Net Worth plus (ii) Total Indebtedness.

“Total Consolidated Assets” shall mean, as at any time, the total of all the assets appearing on a consolidated balance sheet of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles applicable to the type of business in which the Company and such Subsidiaries are engaged, and may be determined as of a date, selected by the Company, not more than sixty days prior to the happening of the event for which such determination is being made.

“Total Indebtedness” shall mean, as at any time, the total Indebtedness of the Company and its Subsidiaries determined on a consolidated basis without duplication.

“Type” shall have the meaning assigned to that term in Section 1.03.

“Wholly-Owned Subsidiary” shall have the meaning assigned to that term in the definition of the term “Subsidiary”.

1.02 Accounting Terms and Determinations.

(a) All accounting terms used herein shall be interpreted, and, unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below, all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder after the date hereof (or, until such financial statements are furnished, consistent with those used in the preparation of the financial statements referred to in Section 7.02(a)). All calculations made for the purposes of determining compliance with the terms of Sections 8.07(a)(vi), 8.10 and 8.11 shall, except as otherwise expressly provided herein, be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 8.01 (or, until such financial statements are furnished, consistent with those used in the preparation of the financial statements referred to in Section 7.02(a)) unless (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.01, shall mean the financial statements referred to in Section 7.02(a)).

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(b) The Company shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8, the Company shall not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

1.03 Types of Loans.

Loans hereunder are distinguished by “Type” and by “Currency”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan, a Committed LIBOR Loan, a Competitive LIBOR Loan or a Set Rate Loan, each of which constitutes a Type. Loans may be identified by both Type and Currency.

1.04 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Annexes, Exhibits and Schedules shall be construed to refer to Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.05. Currencies; Currency Equivalents; Provisions Relating to European Monetary Union.

(a) At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement to the currency of any particular nation

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means the lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the date hereof. For purposes of determining (i) whether the amount of any borrowing of Loans, together with all other Loans then outstanding or to be borrowed at the same time as such borrowing, would exceed the aggregate amount of the Commitments, (ii) the aggregate unutilized amount of the Commitments and (iii) the aggregate outstanding principal amount of the Loans, the outstanding principal amount of any Loan that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of the principal amount of such Loan determined as of the date of such borrowing or thereafter as of the date such Loan is Converted or Continued.

(b) Wherever in this Agreement in connection with any Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan is denominated in an Alternative Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Administrative Agent.

(c) Each obligation hereunder of any party hereto that is denominated in the currency of a state that is not a Participating Member State on the date hereof shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such currency, such party shall be entitled to pay or repay such amount either in Euros or in such currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Alternative Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Alternative Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor. Without prejudice to the respective liabilities of the Company to the Lenders and the Lenders to the Company under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the date hereof.

SECTION 2. COMMITMENTS.

2.01 Committed Loans.

Each Lender severally agrees, on the terms of this Agreement, to make loans to the Company and any Approved Designated Borrower in Dollars during the period from and including the Effective Date to and including the Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such

Credit Agreement

Lender’s Commitment as then in effect. Subject to the terms of this Agreement, during such period the Company and the Approved Designated Borrowers may borrow, repay and reborrow the amount of the Commitments by means of Base Rate Loans and Committed LIBOR Loans and may Convert Committed Loans of one Type into Committed Loans of the other Type (as provided in Section 2.11(b)) or Continue Committed LIBOR Loans (as provided in Section 2.11(b)); provided that the total Committed Credit Exposures at any one time shall not exceed the total Commitments at such time; and provided, further, that there may be no more than 30 different Interest Periods for both Committed Loans and Competitive Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous).

2.02 Borrowings of Committed Loans.

The Company (on its own behalf and on behalf of any other Approved Designated Borrower) shall give the Administrative Agent (which shall promptly notify the Lenders) notice of each borrowing hereunder of Committed Loans, which notice shall be irrevocable and effective only upon receipt by the Administrative Agent, shall specify with respect to the Committed Loans to be borrowed (i) the aggregate amount to be borrowed, which shall be at least $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) in the case of Base Rate Loans (provided that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e)) and $5,000,000 in the case of Committed LIBOR Loans (or in either case an integral multiple of $1,000,000 in excess thereof), (ii) the Type and date (which shall be a Business Day) and (iii) (in the case of Committed LIBOR Loans) the duration of the Interest Period therefor, and each such notice shall be given not later than 11:00 a.m. New York time on the day which is not less than the number of Business Days prior to the date of such borrowing specified below opposite the Type of such Loans:

Type	Number of Business Days
Base Rate Loans	0
Committed LIBOR Loans	3

Not later than 2:00 p.m. New York time on the date specified for each borrowing of Committed Loans hereunder, each Lender shall, subject to Section 4.01(a), make available the amount of the Committed Loan or Loans to be made by it on such date to the Administrative Agent, at the Administrative Agent’s Account for Dollars in immediately available funds, for account of the relevant Borrower, provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, promptly be made available to the relevant Borrower by depositing the same, in immediately available funds, in an account of the relevant Borrower designated by the Company.

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2.03 Competitive Loans.

(a) In addition to borrowings of Committed Loans, the Company (on its own behalf and on behalf of any other Borrower) may, as set forth in this Section 2.03, request the Lenders to make offers to make Competitive Loans to such Borrower in Dollars or in any Alternative Currency. The Lenders may, but shall have no obligation to, make such offers and such Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.03. Competitive Loans may be Competitive LIBOR Loans or Set Rate Loans, provided that there may be no more than 30 different Interest Periods for both Committed Loans and Competitive Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous). Competitive Loans shall not constitute a utilization of the Commitments.

(b) When any Borrower wishes to request offers to make Competitive Loans, the Company (on its own behalf and on behalf of any other Borrower) shall give the Administrative Agent (which shall promptly notify the Lenders) notice in the form of Exhibit C hereto (a “Competitive Bid Request”) so as to be received no later than 11:00 a.m. New York time on (x) the fifth Business Day prior to the date of borrowing proposed therein in the case of a LIBOR Auction or (y) the Business Day next preceding the date of borrowing proposed therein, in the case of a Set Rate Auction, specifying:

(i) the name of the Borrower, the Currency of such borrowing and the proposed date of such borrowing (a “Competitive Borrowing”), which shall be a Business Day;

(ii) the aggregate amount of such Competitive Borrowing, which shall be at least $5,000,000 or, in the case of Competitive Loans in an Alternative Currency, the Foreign Currency Equivalent thereof, and in an integral multiple of $1,000,000 in excess thereof (or the Foreign Currency Equivalent thereof, as applicable);

(iii) the duration of the Interest Period applicable thereto; and

(iv) whether the Competitive Bids requested are to set forth a Margin or a Competitive Bid Rate.

The Company (on its own behalf and on behalf of any other Borrower) may request offers to make Competitive Loans for up to 15 different Interest Periods in a single Competitive Bid Request; provided that the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Request for a separate Competitive Borrowing. Except as otherwise provided in the preceding sentence, no Competitive Bid Request shall be given within five Business Days of any other Competitive Bid Request.

(c) (i) Any Lender may, by notice to the Administrative Agent in the form of Exhibit D hereto (a “Competitive Bid”), submit an offer to make a Competitive Loan in response to any Competitive Bid Request; provided that, if the request under Section 2.03(b) specified more than one Interest Period, such Lender may make a single submission containing a separate offer for each such Interest Period and each such separate offer shall be deemed to be a separate

Credit Agreement

Competitive Bid. Each Competitive Bid must be submitted to the Administrative Agent not later than (x) 2:00 p.m. (or, in the case of Competitive Loans in an Alternative Currency, 11:00 a.m.) New York time on the fourth Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 11:00 a.m. New York time on the proposed date of borrowing, in the case of a Set Rate Auction; provided that any Competitive Bid submitted by JPMCB (or its Applicable Lending Office) may be submitted, and may only be submitted, if JPMCB (or such Applicable Lending Office) notifies the Company of the terms of the offer contained therein not later than (x) 1:00 p.m. (or, in the case of Competitive Loans in an Alternative Currency, 10:00 a.m.) New York time on the fourth Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 10:45 a.m. New York time on the proposed date of borrowing, in the case of a Set Rate Auction. Subject to Sections 5.03 and 9, any Competitive Bid so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Company.

(ii) Each Competitive Bid shall specify:

(A) the name of the Borrower, the Currency of such borrowing, the proposed date of borrowing and the Interest Period therefor;

(B) the principal amount of the Competitive Loan for which each such offer is being made, which principal amount (x) may be greater than or less than the Commitment of the quoting Lender, (y) must be at least $1,000,000 or, in the case of a Competitive Loan in an Alternative Currency, the Foreign Currency Equivalent thereof, and in an integral multiple of $1,000,000 (or the Foreign Currency Equivalent thereof, as applicable), and (z) may not exceed the principal amount of the Competitive Borrowing for which offers were requested;

(C) in the case of a LIBOR Auction, the margin above or below the applicable Adjusted LIBO Rate (the “Margin”) offered for each such Competitive Loan, expressed as a percentage (rounded to the nearest 1/10,000th of 1%) to be added to or subtracted from the applicable Adjusted LIBO Rate;

(D) in the case of a Set Rate Auction, the rate of interest per annum (rounded to the nearest 1/10,000th of 1%) (the “Competitive Bid Rate”) offered for each such Competitive Loan; and

(E) the identity of the quoting Lender.

No Competitive Bid shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Request and, in particular, no Competitive Bid may be conditioned upon acceptance by the Company of all (or some specified minimum) of the principal amount of the Competitive Loan for which such Competitive Bid is being made; provided that the submission of any Lender containing more than one Competitive Bid may be conditioned on the Company not accepting offers contained in such submission that would result in such Lender making Competitive Loans pursuant thereto in excess of a specified aggregate amount (the “Competitive Loan Limit”).

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(d) The Administrative Agent shall (x) in the case of a Set Rate Auction, as promptly as practicable after the Competitive Bid is submitted (but in any event not later than 11:15 a.m. New York time) or (y) in the case of a LIBOR Auction, by 4:00 p.m. (or, in the case of Competitive Loans in an Alternative Currency, noon) New York time on the day a Competitive Bid is submitted, notify the Company (which will promptly notify the relevant Borrower if it is not the Company) of the terms (i) of any Competitive Bid submitted by a Lender that is in accordance with Section 2.03(c) and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Lender with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid. The Administrative Agent’s notice to the Company shall specify (A) the aggregate principal amount of the Competitive Borrowing for which offers have been received and (B) the respective principal amounts and Margins or Competitive Bid Rates, as the case may be, so offered by each Lender (identifying the Lender that made each Competitive Bid).

(e) Not later than (x) 11:00 a.m. New York time on the third Business Day (or, in the case of Competitive Loans in an Alternative Currency, 2:00 p.m. New York time on the fourth Business Day) prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 12:00 p.m. noon New York time on the proposed date of borrowing, in the case of a Set Rate Auction, the Company shall notify the Administrative Agent of its or the relevant Borrower’s, if the Borrower is not the Company, acceptance or nonacceptance of the offers so notified to the Company pursuant to Section 2.03(d) (which notice shall specify the aggregate principal amount of offers from each Lender for each Interest Period that are accepted; and the failure of the Company to give such notice by such time shall constitute non-acceptance) and the Administrative Agent shall promptly notify each affected Lender of the acceptance or non-acceptance of its offers. The notice by the Administrative Agent shall also specify the aggregate principal amount of offers for each Interest Period that were accepted. The Company (on its own behalf and on behalf of any other Borrower) may accept any Competitive Bid in whole or in part (provided that any Competitive Bid accepted in part from any Lender shall be in an integral multiple of $1,000,000 or, in the case of a Competitive Loan in an Alternative Currency, the Foreign Currency Equivalent thereof (rounded to the nearest 1,000 units of such Alternative Currency)); provided that:

(i) the aggregate principal amount of each Competitive Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

(ii) the aggregate principal amount of each Competitive Borrowing shall be at least $5,000,000 or, in the case of a borrowing of Competitive Loans in an Alternative Currency, the Foreign Currency Equivalent thereof, and in an integral multiple of $1,000,000 in excess thereof (or the Foreign Currency Equivalent thereof, as applicable);

(iii) acceptance of offers may, subject to clause (v) below, only be made in ascending order of Margins or Competitive Bid Rates, as the case may be; provided that the Company need not accept on behalf of any Designated Borrower the offer of any Lender if payment of the interest on the relevant Competitive Loan would subject such

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Designated Borrower to the requirement of paying any additional amounts under Section 5.06(a) or if such interest payment would be subject to greater restrictions on deductibility for income tax purposes than the restriction applicable to interest payments made to other Lenders whose offers are accepted;

(iv) the Company (on its own behalf and on behalf of any other Borrower) may not accept any offer where the Administrative Agent has advised the Company that such offer fails to comply with Section 2.03(c)(ii) or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.03(a)); and

(v) the aggregate principal amount of each Competitive Borrowing from any Lender may not exceed any applicable Competitive Loan Limit of such Lender.

If offers are made by two or more Lenders with the same Margins or Competitive Bid Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Loans in respect of which such offers are accepted shall be allocated by the Company among such Lenders as nearly as possible (in an integral multiple of $1,000,000 or, in the case of a borrowing of Competitive Loans in an Alternative Currency, the Foreign Currency Equivalent thereof) in proportion to the aggregate principal amount of such offers. Determinations by the Company of the amounts of Competitive Loans shall be conclusive in the absence of manifest error.

(f) Any Lender whose offer to make any Competitive Loan has been accepted in accordance with the terms and conditions of this Section 2.03 shall, not later than 2:00 p.m. New York time (in the case of Loans denominated in Dollars) or 11:00 a.m. local time in the location of the Administrative Agent’s Account (in the case of Loans denominated in an Alternative Currency) on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at the Administrative Agent’s Account for the Currency of such Loan in immediately available funds. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, promptly be made available to the relevant Borrower on such date by depositing the same, in immediately available funds, in an account of the relevant Borrower designated by the Company.

(g) The amount of any Competitive Loan made by any Lender shall not constitute a utilization of such Lender’s Commitment.

(h) Subject to the terms and conditions of this Agreement, each Foreign Subsidiary that is a Designated Borrower agrees that any Competitive Loan to be made hereunder by any Lender that has an Affiliate (a “Lender Affiliate”) in such Designated Borrower’s Jurisdiction may be satisfied by such Lender Affiliate at its sole discretion (such Loans are hereinafter referred to as “Competitive Affiliate Loans”). The Company and each Designated Borrower hereby acknowledge and agree that any Lender Affiliate that makes a Competitive Affiliate Loan shall have made such Loan in reliance upon, and shall be entitled to the benefits of, this Agreement (including, without limitation, Section 11) and shall be entitled to enforce rights hereunder in respect of such Loan as fully as though it were a Lender party hereto.

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2.04. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and each Issuing Bank, at any time and from time to time during the period from and including the Effective Date to and including the Commitment Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the relevant Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the total Committed Credit Exposures shall not exceed the total Commitments and (iii) if the Commitment Termination Date shall have been extended pursuant to Section 2.12 with respect to some of but not all of the Lenders, the portion of the LC Exposure attributable to Letters of Credit with expiry dates after any Existing Commitment Termination Date (as defined in Section 2.12) will not exceed the portion of the total Commitments represented by the Commitments of the Lenders (including the Additional Commitment Lenders) with respect to which the Commitment Termination Date shall have been extended beyond such Existing Commitment Termination Date.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Commitment Termination Date; provided that any Letter of Credit may provide for the automatic renewal thereof for additional one-year periods so long as such automatic renewal does not extend the expiration thereof beyond the date described in clause (ii); and provided, further that no Letter of Credit may expire after the date that is five Business Days prior to an Existing Commitment

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Termination Date in respect of any non-extending Lenders under Section 2.12 if, after giving effect to such Letter of Credit, the total Commitments of the extending Lenders (and any Additional Commitment Lenders) under Section 2.12 for the period following such Existing Commitment Termination Date would be less than the LC Exposure following such Existing Commitment Termination Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Base Rate Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.02 with respect to Committed Loans made by such Lender (and Section 4.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the

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Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the relevant Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the relevant Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the relevant Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the

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Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.02(a) (with respect to the Post-Default Rate) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Each Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 4.04. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (g) or (h) of Section 9. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest

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earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

2.05 Borrowings by Designated Borrowers.

(a) The Company may, at any time or from time to time, designate one or more Wholly-Owned Subsidiaries as Borrowers hereunder by furnishing to the Administrative Agent a letter (a “Designation Letter”) in duplicate, substantially in the form of Exhibit E-1 hereto, duly completed and executed by the Company and such Subsidiary. Any such designation of a Foreign Subsidiary shall, and any such designation of a Domestic Subsidiary may, restrict such Wholly-Owned Subsidiary to Competitive Loans, as set forth in the relevant Designation Letter. Upon any such designation of a Subsidiary, such Subsidiary shall be a Borrower entitled to borrow Competitive Loans only; and upon approval by all of the Lenders (which approval shall not be unreasonably withheld) of any Domestic Subsidiary as an Approved Designated Borrower (which approval shall be evidenced by the Administrative Agent signing and returning to the Company a copy of such Designation Letter) such Domestic Subsidiary shall be an Approved Designated Borrower entitled to borrow both Committed Loans and Competitive Loans. So long as all principal and interest on all Loans of any Borrower (other than the Company) hereunder have been paid in full, the Company may terminate the status of such Borrower as a Borrower hereunder by furnishing to the Administrative Agent a letter (a “Termination Letter”), substantially in the form of Exhibit E-2 hereto, duly completed and executed by the Company and such Borrower. Any Termination Letter furnished in accordance with this Section 2.05 shall be effective upon receipt by the Administrative Agent (which shall promptly notify the Lenders), whereupon the Lenders shall promptly deliver to the Company (through the Administrative Agent) the Notes, if any, of such former Borrower. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Borrower shall not terminate any obligation of such Borrower theretofore incurred (including, without limitation, obligations under Sections 5.01, 5.05 and 5.06) or the obligations of the Company under Section 11 with respect thereto.

(b) No Designation Letter with respect to an Approved Designated Borrower may be amended, supplemented or otherwise modified without the approval of the Majority Lenders.

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2.06 Changes of Commitments.

(a) Unless theretofore reduced to such amount pursuant to paragraphs (b) and (c) below, the aggregate amount of the Commitments shall automatically be reduced to zero on the Commitment Termination Date.

(b) The Company shall have the right to terminate or reduce permanently the amount of the Commitments at any time or from time to time upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall be in an integral multiple of $5,000,000) and shall be irrevocable and effective only upon receipt by the Administrative Agent; provided that the Company may not at any time (i) terminate the Commitments in whole if Committed Loans are then outstanding or (ii) reduce the aggregate amount of the Commitments below the aggregate outstanding principal amount of the Committed Loans.

(c) The Commitments once terminated or reduced may not be reinstated.

(d) (i) Requests for Increase by Company. The Company may at any time (but in no event more frequently that once during any three month period) propose that the aggregate amount of the Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”), by notice to the Administrative Agent specifying the name of the Person or Persons that will provide additional Commitments (which may be either an existing Lender (each an “Increasing Lender”) and/or any Person not then a Lender (each an “Assuming Lender”), in each case with the consent of Administrative Agent and each Issuing Bank (which such consent shall not be unreasonably withheld)) and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and prior to the Commitment Termination Date; provided that:

(A) immediately after giving effect to such Commitment Increase, the aggregate amount of the Commitments hereunder shall not exceed the Commitments as of the Effective Date plus $500,000,000;

(B) each proposed Commitment Increase hereunder shall be in an aggregate minimum amount of $50,000,000, provided that the minimum amount of the Commitment of any Assuming Lender as part of such Commitment Increase shall be at least $25,000,000;

(C) no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase;

(D) the representations and warranties contained in Section 7 shall be correct on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

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(E) immediately after giving effect to such Commitment Increase, no Lender shall hold more than 20% of the aggregate amount of the Commitments.

(ii) Effectiveness of Commitment Increase by Company. The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of such Assuming Lender and/or the increase in the Commitment of any Increasing Lender shall become effective as of such Commitment Increase Date; provided that:

(A) the Administrative Agent shall have received on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Company stating that each of the applicable conditions to such Commitment Increase set forth in this Section 2.06(d) has been satisfied;

(B) with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, an appropriate Assumption Agreement in substantially the form of Exhibit G, duly executed by such Assuming Lender and the Company and acknowledged by the Administrative Agent; and

(C) each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Company.

(iii) Recordation into Register. Upon its receipt of confirmation from a Lender that it is increasing its Commitment hereunder, together with the certificate referred to in clause (ii)(A) above, the Administrative Agent shall (A) record the information contained therein in the Register and (B) give prompt notice thereof to the Company. Upon its receipt of an Assumption Agreement executed by an Assuming Lender, together with the certificate referred to in clause (ii)(A) above, the Administrative Agent shall, if such Assumption Agreement has been completed and is in substantially the form of Exhibit G, (c) accept such Assumption Agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Company.

(iv) Adjustments of Borrowings upon Effectiveness of Increase. In the event that the Administrative Agent shall have received notice from the Company as to any agreement with respect to a Commitment Increase on or prior to the Commitment Increase Date and the actions provided for in clause (ii) above shall have occurred by 9:00 a.m., New York City time, on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly on such date by facsimile transmission or electronic messaging system. On the date of such Commitment Increase, the Borrowers

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shall (A) prepay the outstanding Committed Loans (if any) in full, (B) if so required in accordance with the terms hereof, simultaneously borrow new Committed Loans hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Committed Loans are held ratably by the Lenders in accordance with their respective Commitments of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 5.05.

2.07 Fees.

(a) Facility Fee. The Company agrees to pay to the Administrative Agent for account of each Lender a facility fee on the amount of such Lender’s Commitment (whether or not utilized) for the period from and including the date hereof to but not including the earlier of the date such Commitment is terminated and the Commitment Termination Date, at a rate per annum equal to the Applicable Facility Fee Rate; provided that, if such Lender continues to have any Committed Credit Exposure after the termination of its Commitment, then such facility fee shall continue to accrue on the aggregate daily amount of such Lender’s Committed Credit Exposure from and including the date its Commitment terminates to but excluding the date such Lender ceased to have any Committed Credit Exposure. Accrued facility fees shall be payable on each Quarterly Date in arrears and on the earlier of the date the Commitments are terminated and the Commitment Termination Date.

(b) Letter of Credit Fees. The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin and Additional Margin (if any) used to determine the interest rate applicable to LIBOR Committed Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and each Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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2.08 Lending Offices. The Loans of each Type and Currency made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type and Currency.

2.09 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender. The amounts payable by any Borrower at any time hereunder and under its Notes to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.10 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the date, amount, maturity date and interest rate of each Loan made hereunder, the Type and Currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note of the appropriate Borrower. In such event, the appropriate Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender and in a form approved by the Administrative Agent.

2.11 Prepayments; Conversions and Continuations.

(a) Loans may be prepaid without premium or penalty upon not less than (a) (in the case of Base Rate Loans) one Business Day’s, and (b) (in the case of LIBOR Loans) three Business Days’, prior notice to the Administrative Agent (which shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which, in the case of partial prepayments, shall be in an integral multiple of $1,000,000) and shall be irrevocable and effective only upon receipt by the

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Administrative Agent not later than 11:00 a.m. New York time on the number of Business Days specified above prior to the relevant date of prepayment, provided that interest on the principal of any Loans prepaid, accrued to the prepayment date, shall be paid on the prepayment date.

If at any time the total Committed Credit Exposures shall exceed the total Commitments, the Borrowers shall forthwith prepay the Loans in an aggregate amount equal to any such excess.

(b) The Company (on its own behalf and on behalf of any other Approved Designated Borrower) shall have the right to Convert Committed Loans of one Type into Committed Loans of another Type or Continue Committed LIBOR Loans as such at any time or from time to time, upon not less than (i) (in the case of any Conversion into Base Rate Loans) one Business Day’s, and (b) (in the case of any Conversion into, or Continuation as, LIBO Rate Loans), three Business Days’, prior notice to the Administrative Agent (which shall promptly notify the Lenders), which notice shall specify the amount (which shall be in an integral multiple of $1,000,000) and Type of each Committed Loan to be Converted or Continued (and, in the case of a Conversion, the Type of Loan to result from such Conversion), the duration of the Interest Period for any LIBO Rate Loans to be Continued or to result from such Conversion, and the date of Conversion or Continuation (which shall be a Business Day) and shall be irrevocable and effective only upon receipt by the Administrative Agent not later than 11:00 a.m. New York time on the number of Business Days specified above prior to the relevant date of Conversion or Continuation. In the event that the Company fails to select the Type of Loan or the duration of any Interest Period for any LIBO Rate Loan, within the time period specified above, such Loan (if outstanding as a LIBO Rate Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

2.12. Extension of Commitment Termination Date.

(a) Request for Extension. The Company may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 60 days and not less than 30 days prior to each anniversary of the Effective Date (such anniversary date, the “Extension Date”), request (each, an “Extension Request”) that the Lenders extend the Commitment Termination Date then in effect (the “Existing Commitment Termination Date”) for an additional one year. Each Lender, acting in its sole discretion, shall, by notice to the Company and the Administrative Agent given not later than the 20th day (or such later day as shall be acceptable by the Company) following the date of the Company’s notice, advise the Company and the Administrative Agent whether or not such Lender agrees to such extension; provided that any Lender that does not so advise the Company shall be deemed to have denied such Extension Request. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(b) Replacement of Non-extending Lenders. The Company shall have the right at any time on or prior to the relevant Extension Date to replace any non-extending Lender with, and otherwise add to this Agreement, one or more other lenders (which may include any Lender) (each an “Additional Commitment Lender”) in each case with the consent of the Administrative Agent and each Issuing Bank (such consent in each case not to be unreasonably withheld). Each

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Additional Commitment Lender which has been so approved shall enter into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Commitment and (if not already a Lender under this Agreement) become a Lender hereunder (and, if such Additional Commitment Lender is already a Lender, agree to increase its Commitment hereunder) in the agreed amount as long as each non-extending Lender being replaced is paid in full.

(c) Effectiveness of Extension. If (and only if) the total of the Commitments of the Lenders that have agreed in connection with any Extension Request to extend the Existing Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders shall be at least 50% of the total Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Commitment Termination Date, with respect to the Commitment of each Lender that has agreed to so extend its Commitment and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Commitment Termination Date (or, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

Notwithstanding the foregoing, the extension of the Existing Commitment Termination Date shall not be effective with respect to any Lender unless as of the relevant Extension Date (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrowers set forth in Section 7 and in the other Credit Documents shall be true and complete on and as of such date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) (and the Administrative Agent shall have received a certification to such effect from a financial officer of the Company, together with such evidence and other related documents as the Administrative Agent may reasonably request with respect to the Obligors’ authorization of the extension and their respective obligation’s hereunder).

Notwithstanding anything herein to the contrary, with respect to the Commitment of any Lender that has not approved any Extension Request, the Commitment Termination Date shall remain unchanged.

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST.

3.01 Repayment of Loans.

(a) Each Borrower hereby promises to pay to the Administrative Agent for account of each Lender the principal amount of each Committed Loan made by such Lender to such Borrower in the Currency of such Committed Loan, and each Committed Loan shall mature, on the Commitment Termination Date.

(b) Each Borrower hereby promises to pay to the Administrative Agent for account of each Lender the principal amount of each Competitive Loan made by such Lender to such Borrower in the Currency of such Competitive Loan, and each Competitive Loan shall mature, on the last day of the Interest Period therefor.

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(c) The Company hereby promises to pay to each Issuing Bank the amounts as expressly provided in Section 2.04.

3.02 Interest.

(a) Each Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender to such Borrower, in the Currency of such Loan, for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(i) during such period as such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus, for each Commitment Utilization Day, the Additional Margin;

(ii) during such period as such Loan is a Committed LIBOR Loan, for each Interest Period relating thereto, the Adjusted LIBO Rate for such Loan for such Interest Period plus the Applicable Margin plus, for each Commitment Utilization Day, the Additional Margin;

(iii) if such Loan is a Competitive LIBOR Loan, the Adjusted LIBO Rate for such Loan for the Interest Period therefor plus (or minus) the Margin quoted by the Lender making such Loan in accordance with Section 2.03; and

(iv) if such Loan is a Set Rate Loan, the Competitive Bid Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.03.

Notwithstanding the foregoing, each Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender to such Borrower, and (to the fullest extent permitted by law) on any other amount payable by such Borrower hereunder or under the Note of such Borrower held by such Lender to or for account of such Lender, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.

(b) Accrued interest on each Loan shall be payable (i) (in the case of a Base Rate Loan) quarterly on the Quarterly Dates, (ii) in the case of a LIBOR Rate Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period and (iii) (in the case of any Committed LIBOR Loan Converted into a Base Rate Loan pursuant to Section 2.11(b)) on the date of Conversion (but only on the principal amount so Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand.

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(c) Promptly after the determination of any Adjusted LIBO Rate provided for herein, the Administrative Agent shall (i) notify the Lenders to which interest at such Adjusted LIBO Rate is payable and the Company thereof and (ii) at the request of the Company, furnish to the Company a copy of Page 3750 of the Telerate Service (or such successor or substitute page of such Service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page for such Service) on the basis of which the relevant LIBO Rate was determined. At any time that the Administrative Agent determines the Adjusted LIBO Rate on a basis other than using Page 3750 of the Telerate Service, the Administrative Agent shall promptly notify the Company.

3.03 Redenomination. Anything in Section 3.01 or 3.02 to the contrary notwithstanding, if any Borrower shall fail to pay any principal or interest denominated in any Alternative Currency on the original due date therefor (without giving effect to any acceleration under Section 9), the amount so in default shall automatically be redenominated in Dollars on such original due date therefor in an amount equal to the Dollar Equivalent therefor.

SECTION 4. PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

4.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal of and interest on Loans made in Dollars and all reimbursement obligations in respect of Letters of Credit, and other amounts (other than the principal of and interest on Loans made in an Alternative Currency) payable by any Obligor under this Agreement and the Notes, shall be made in Dollars, and all payments of principal of and interest on Loans made in an Alternative Currency shall (except as otherwise provided in Section 3.03) be made in such Alternative Currency, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent’s Account for such Currency, for account of the Lenders, not later than 2:00 p.m. New York time (in the case of Loans denominated in Dollars) or 11:00 a.m. local time in the location of the Administrative Agent’s Account (in the case of Loans denominated in an Alternative Currency), on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) If any Borrower shall default in the payment when due of any principal, interest or other amounts to be made by such Borrower under this Agreement or the Notes, any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment due such Lender which is not made by such time to any ordinary deposit account of such Borrower with such Lender (with notice to the Company and the Administrative Agent).

(c) The Company on its behalf and on behalf of any other Borrower shall, at the time of making each payment under this Agreement or any Note for account of any Lender, specify to the Administrative Agent the Loans or other amounts payable by such Borrower hereunder to which such payment is to be applied (and in the event that the payor fails to so specify, or if an Event of Default has occurred and is continuing, such Lender may apply such payment received by it from the Administrative Agent to such amounts then due and owing to such Lender as such Lender may determine).

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(d) Each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be paid promptly to such Lender, in immediately available funds.

(e) If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

4.02 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders of Committed Loans under Section 2.01 shall be made from the Lenders, each payment of fees under Section 2.07 shall be made for account of the Lenders, and each reduction of the amount or termination of the Commitments under Section 2.06 shall be applied to the Commitments of the Lenders, pro rata according to the amounts of their respective Commitments, and the Conversion or Continuation of Committed Loans of a particular Type (other than Conversions provided for by Section 5.04) shall be made pro rata among the relevant Lenders according to their respective Commitments; (b) each payment of principal of Committed Loans by any Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Committed Loans held by the Lenders; and (c) each payment of interest on Committed Loans by any Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders; provided that, if an Event of Default shall have occurred and be continuing, each payment of principal of and interest on the Loans and other amounts owing hereunder by any Borrower shall be made for account of the Lenders pro rata in accordance with the aggregate amounts of all principal of and interest on the Loans and all other amounts owing hereunder by such Borrower then due and payable to the respective Lenders.

4.03 Computations. Interest on Loans and the fees payable pursuant to Section 2.07 shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable; provided that interest on Base Rate Loans and Loans in Pounds Sterling shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.04 Non-Receipt of Funds by the Administrative Agent.

Unless the Administrative Agent shall have been notified by a Lender, an Issuing Bank or the Company on behalf of any Borrower (each, a “Payor”) prior to the time by, and on the date on, which such Payor is scheduled to make payment to the Administrative Agent of (in the case of a Lender or Issuing Bank) a payment to be made by it hereunder or (in the case of any Borrower) a payment to the Administrative Agent for account of one or more of the Lenders or Issuing Banks hereunder (such payment being herein called the “Required Payment”), which notice shall be

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effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent to but not including the date the Administrative Agent recovers such amount (the “Advance Period”) at a rate per annum equal to (a) if the recipient is a Borrower, the Base Rate in effect on such day and (b) if the recipient is a Lender or Issuing Bank, the Federal Funds Rate in effect on such day; and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest thereon for each day during the Advance Period at a rate per annum equal to (i) if the Payor is a Borrower, the rate of interest payable on the Required Payment as provided in the second sentence of Section 3.02(a) and (ii) if the Payor is a Lender or Issuing Bank, during the period commencing on the date such amount was so made available to but excluding the date three Business Days following such date, the Federal Funds Rate in effect on such day and, thereafter, the Base Rate in effect on such day.

4.05 Set-off; Sharing of Payments.

(a) Each Obligor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender and each of its Affiliates shall be entitled, at its option, to offset balances held by it for account of such Obligor at any of its offices, in Dollars or in any other Currency, against any principal of or interest on any of such Lender’s Loans or participations in LC Disbursements which is not paid when due (regardless of whether such balances are then due to such Obligor) in which case it shall promptly notify such Obligor (through notice to the Company) and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender shall obtain payment of any principal of or interest on any Committed Loan or participations in LC Disbursements made by it under this Agreement through the exercise of any right of set-off, bankers’ lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the amounts then due hereunder to such Lender in respect of Committed Loans or participations in LC Disbursements than the percentage received by any other Lenders, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Committed Loans or participations in LC Disbursements made by such other Lenders (or in the interest thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and interest on the Committed Loans or participations in LC Disbursements held by each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment

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is rescinded or must otherwise be restored. Each Obligor agrees that any Lender so purchasing a participation (or direct interest) in the Committed Loans or participations in LC Disbursements made by other Lenders (or in the interest thereon, as the case may be) may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or participations in LC Disbursements (or in the interest thereon, as the case may be) in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share in the benefits of any recovery on such secured claim.

SECTION 5. YIELD PROTECTION AND ILLEGALITY.

5.01 Additional Costs.

(a) Each Borrower shall pay directly to each Lender or Issuing Bank from time to time such amounts as such Lender or Issuing Bank may determine to be necessary to compensate such Lender or Issuing Bank for any costs that such Lender or Issuing Bank determines are attributable to its making or maintaining of any LIBO Rate Loans or Set Rate Loans or its obligation to make any LIBO Rate Loans hereunder or to participate in, issue or maintain any Letter of Credit, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans, such Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) changes the basis of taxation of any amounts payable to such Lender or Issuing Bank under this Agreement or its Notes in respect of any of such Loans or Letters of Credit (other than taxes imposed on or measured by the overall net income of such Lender or such Issuing Bank or of its Applicable Lending Office for any of such Loans or Letters of Credit by the jurisdiction in which such Lender or Issuing Bank has its principal office or such Applicable Lending Office); or

(ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted LIBO Rate for such Loan and Mandatory Costs utilized in the determination of the LIBO Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “LIBO Rate” in Section 1.01), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or

(iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitment.

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If any Lender requests compensation from any Borrower under this Section 5.01(a), the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue LIBO Rate Loans or to Convert Base Rate Loans into LIBO Rate Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), if any Lender or Issuing Bank determines that any Regulatory Change regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or the Letters of Credit issued by such Issuing Bank to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Each Lender or Issuing Bank shall notify the Company of any event occurring after the date hereof entitling such Lender or Issuing Bank to compensation under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Lender or Issuing Bank obtains actual knowledge thereof. If any Lender or Issuing Bank fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender or Issuing Bank shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Lender or Issuing Bank does give such notice. Each Lender or Issuing Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Lender or Issuing Bank for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Lender or Issuing Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or Letters of Credit or its obligation to make Loans or issue Letters of Credit, or on amounts receivable by it in respect of Loans or Letters of Credit, and of the amounts required to compensate such Lender or Issuing Bank under this Section 5.01, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.

(d) Each Lender or Issuing Bank will designate a different Applicable Lending Office for the Loans or Letters of Credit of such Lender or Issuing Bank, as the case may be, affected by any event specified in paragraphs (a) or (b) of this Section 5.01 or in Section 5.03 if such designation will avoid the need for, or reduce the amount of, such compensation or suspension, as the case may be, and will not, in the sole opinion of such Lender or Issuing Bank, be disadvantageous to such Lender or Issuing Bank.

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5.02 Limitation on Types of Loans.

Anything herein to the contrary notwithstanding:

(a) if the LIBO Rate for any Currency is to be determined under the second paragraph of the definition of “LIBO Rate” and the Administrative Agent determines (which determination shall be conclusive) that no quotation from any Reference Lender of interest rates for the relevant deposits referred to in such paragraph is being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBO Rate Loans as provided herein; or

(b) if the LIBO Rate for any Currency is being determined under the second paragraph of the definition of “LIBO Rate” and the Majority Lenders determine (or any Lender that has outstanding a Competitive Bid with respect to a Competitive LIBOR Loan, determines), which determination shall be conclusive, and notify (or notifies, as the case may be) the Administrative Agent that the relevant rates of interest referred to in the second paragraph of the definition of “LIBO Rate” do not adequately cover the cost to such Lenders (or such quoting Lender) of making or maintaining its LIBO Rate Loans in such Currency;

then the Administrative Agent shall give the Company and each Lender prompt notice thereof, and so long as such condition remains in effect, the Lenders (or such quoting Lender) shall be under no obligation to make additional LIBO Rate Loans in such Currency, to Continue LIBO Rate Loans in such Currency or to Convert Loans of another Type or Currency into LIBO Rate Loans in such Currency.

5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBO Rate Loans hereunder in any Currency, then such Lender shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or Convert Base Rate Loans into, Committed LIBOR Loans in such Currency shall be suspended until such time as such Lender may again make and maintain Committed LIBOR Loans in such Currency (in which case the provisions of Section 5.04 shall be applicable), and such Lender shall no longer be obligated to make any Competitive LIBOR Loan in such Currency that it has offered to make.

5.04 Base Rate Loans Pursuant to Sections 5.01 and 5.03. If the obligation of any Lender to make, Continue, or to Convert Base Rate Loans into, any LIBO Rate Loans in Dollars shall be suspended pursuant to Section 5.01 or 5.03 (Loans of such type being herein called “Affected Loans” and such type being herein called the “Affected Type”), all Loans in Dollars (other than Competitive Loans) which would otherwise be made by such Lender as Loans of the Affected Type shall be made instead as Base Rate Loans (and, if an event referred to in Section 5.03 has occurred and such Lender so requests by notice to the Company with a copy to the Administrative Agent, all Affected Loans of such Lender then outstanding shall be

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automatically Converted into Base Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or Converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans. If such Lender gives notice to the Company with a copy to the Administrative Agent that the circumstances specified in Section 5.01 or 5.03 that gave rise to the Conversion of such Lender’s Affected Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender’s Base Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Committed Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

5.05 Compensation. Each Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense which such Lender determines are attributable to:

(a) any payment, prepayment or Conversion of a LIBO Rate Loan or a Set Rate Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by such Borrower for any reason (excluding only failure due solely to a default by any Lender or the Administrative Agent in its obligation to provide funds to such Borrower hereunder but including, without limitation, the failure of any of the conditions precedent specified in Section 6 to be satisfied) to borrow a LIBO Rate Loan or a Set Rate Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 or 2.03(b).

Without limiting the effect of the preceding sentence, such compensation shall include, in the case of a Loan, an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Lender would have bid in the London interbank market for deposits in the applicable Currency of leading banks (if such Loan is a LIBO Rate Loan) or in the United States certificate of deposit market for issuance at face value of certificates of deposit for Dollar deposits (if such Loan is a Set Rate Loan) in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

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5.06 Taxes.

(a) Each Approved Designated Borrower agrees to pay to each Lender and Issuing Bank such additional amounts as are necessary in order that the net payment of any amount due to such Lender or Issuing Bank hereunder after deduction for or withholding in respect of any Taxes imposed with respect to such payment will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

(i) to any payment to any Lender hereunder unless such Lender is, on the date such Borrower became a Borrower hereunder (which, in the case of the Company, means the date hereof and, in the case of any other Approved Designated Borrower, means the date of the Designation Letter of such Approved Designated Borrower) or (if later) on the date such Lender becomes a Lender hereunder as provided in Section 12.05(b) and on the date of any change in the Applicable Lending Office of such Lender, entitled to a complete exemption from withholding or deduction by such Approved Designated Borrower of Taxes on all interest to be received by such Lender hereunder in respect of the Loans made by such Lender to such Approved Designated Borrower, or

(ii) to any such Taxes required to be deducted or withheld solely by reason of the failure of such Lender or Issuing Bank to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with such Borrower’s Jurisdiction if such compliance is required by treaty, statute or regulation as a precondition to relief or exemption from such Taxes.

For the purposes of this Section 5.06(a), the term “Taxes” shall mean with respect to any Approved Designated Borrower all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges, compulsory loans and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by such Approved Designated Borrower’s Jurisdiction on or in respect of the Credit Documents, the principal of and interest on the Loans and any other amounts payable under any of the Credit Documents, the recording, registration, notarization or other formalization of any thereof, the enforcement thereof or the introduction thereof in any judicial proceedings, or on or in respect of any payments of principal, interest, premium, charges, fees or other amounts made on, under or in respect of any thereof (excluding, however, income or franchise taxes imposed on or measured by the overall net income or capital of a Lender (or its Applicable Lending Office) by such Approved Designated Borrower’s Jurisdiction as a result of such Lender being organized under the laws of or resident in such Approved Designated Borrower’s Jurisdiction or of its Applicable Lending Office being located or carrying on business in such Approved Designated Borrower’s Jurisdiction).

(b) Within 30 days after paying any amount to the Administrative Agent or any Lender or Issuing Bank from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the relevant Borrower shall deliver to the Administrative Agent for delivery to such Lender or Issuing Bank evidence satisfactory to such Lender or Issuing Bank of such deduction, withholding or payment (as the case may be).

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5.07 Replacement of Lenders. If any Lender requests compensation pursuant to Section 5.01 or 5.06, or any Lender’s obligation to make Loans of any Type or denominated in any Currency shall be suspended pursuant to Section 5.01 (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), the Company, upon three Business Days’ notice to the Administrative Agent given when no Default shall have occurred and be continuing, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement to any bank or other financial institution or entity identified by the Company that is satisfactory to the Administrative Agent (a) if such bank or other financial institution or entity (a “Proposed Lender”) agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans and participations in LC Disbursements hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans and participations in LC Disbursements, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts payable hereunder to such Requesting Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05 as if all of such Requesting Lender’s Loans and participations in LC Disbursements were being prepaid in full on such date) and (b) if such Requesting Lender has requested compensation pursuant to Section 5.01 or 5.06, such Proposed Lender’s aggregate requested compensation, if any, pursuant to said Section 5.01 or 5.06 with respect to such Requesting Lender’s Loans and participations in LC Disbursements is lower than that of the Requesting Lender. Subject to the provisions of Section 12.05(b), such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Company hereunder the agreements of the Company contained in Sections 5.01, 5.06 and 12.03 (without duplication of any payments made to such Requesting Lender by the Company or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 5.07 with respect to the time prior to such replacement.

SECTION 6. CONDITIONS PRECEDENT.

6.01 Effective Date.

The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived pursuant to Section 12.04):

(a) The Administrative Agent shall have received each of the following documents (with sufficient copies for each Lender), each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

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(i) A counterpart of this Agreement signed on behalf of each party hereto or written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement.

(ii) Certified copies of the charter and by-laws of, and all corporate action taken by, the Company approving this Agreement and the Notes (if any) to be made by the Company, borrowings by the Company and the guarantee of the Company set forth in Section 11 (including, without limitation, a certificate setting forth the resolutions of the Board of Directors of the Company adopted in respect of the transactions contemplated hereby).

(iii) A certificate of the Company in respect of each of the officers (1) who is authorized to sign this Agreement, the Notes, Competitive Bid Requests, Designation Letters and Termination Letters, together with specimen signatures, and (2) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection herewith and with the Notes and the transactions contemplated hereby and thereby. The Administrative Agent and each Lender may conclusively rely on such certificate until they receive notice in writing from the Company to the contrary.

(iv) An opinion dated the Effective Date of Schiff Hardin LLP, special Illinois counsel to the Company, substantially in the form of Exhibit A-1 hereto (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent); and an opinion dated the Effective Date of Dale L. Matschullat, Vice-President - General Counsel to the Company, substantially in the form of Exhibit A-2 hereto (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(v) An opinion dated the Effective Date of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit B hereto.

(b) The Lenders and the Administrative Agent shall have received all fees and other amounts as the Company shall have agreed to pay in connection herewith.

(c) The Administrative Agent shall have received evidence that (i) all commitments under the Company’s Five-Year Credit Agreement dated as of June 14, 2002 (as amended) have terminated and (ii) all principal, interest, fees and other amounts payable thereunder that are accrued to the Effective Date and/or unpaid have been paid in full.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.04) at or prior to 3:00 p.m., New York City time, on November 30, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

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6.02 Initial and Subsequent Credit Extensions.

The obligation of any Lender to make any Credit Extension hereunder (including, without limitation, the initial Credit Extension hereunder) is subject to the further conditions precedent that, as of the date of such Credit Extension and after giving effect thereto and the intended use thereof:

(a) no Default shall have occurred and be continuing; and

(b) the representations and warranties made by the Company (and, if such Credit Extension involves any other Borrower, by such Borrower) in Section 7 (other than Sections 7.02(c) and 7.03, except if such Credit Extension is made on the Effective Date) shall be true on and as of the date of such Credit Extension with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice of borrowing by the Company hereunder (whether on its own behalf or on behalf of any other Borrower) and the issuance, amendment, renewal or extension of any Letter of Credit shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Company otherwise notifies the Administrative Agent prior to the date of such Credit Extension, as of the date of such Credit Extension).

SECTION 7. REPRESENTATIONS AND WARRANTIES. The Company and (with respect only to Sections 7.01, 7.04, 7.05, 7.06 and 7.16) each Designated Borrower represent and warrant to the Lenders that:

7.01 Corporate Existence.

Each of the Company and its Significant Subsidiaries and each Designated Borrower: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify would not have a Material Adverse Effect.

7.02 Financial Condition.

(a) The consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003 and December 31, 2004 and the related consolidated statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries for the fiscal years ended on said dates, with the opinion thereon of Ernst & Young LLP, heretofore furnished to

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each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year ended on said dates, all in accordance with generally accepted accounting principles. Neither the Company nor any of its Subsidiaries had on said dates any material contingent liabilities, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet as at said dates.

(b) The consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2005 and the related consolidated statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries for the six-month period ended on said date, heretofore furnished to each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Company and its Subsidiaries as at said date and the consolidated results of their operations for the six-month period ended on said date, all in accordance with generally accepted accounting principles. Neither the Company nor any of its Subsidiaries had on said date any material contingent liabilities, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet as at said date.

(c) Since December 31, 2004, there has been no material adverse change in the consolidated financial condition, operations, business or prospects of the Company and its Subsidiaries (taken as a whole).

7.03 Litigation.

There are no legal or arbitral proceedings or any proceedings or investigations by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

7.04 No Breach.

The making or performance of this Agreement or the Notes, and the consummation of the transactions herein contemplated, will not conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company and each other Borrower or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or constitute a tortious interference with any agreement, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

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7.05 Corporate Action.

Each Borrower has all necessary corporate power and authority to make and perform its obligations under this Agreement and the Notes; the making and performance of this Agreement and the Notes by each Borrower have been duly authorized by all necessary corporate action on the part of such Borrower; and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes of any Borrower when executed and delivered by such Borrower for value will constitute, the legal, valid and binding obligation of the respective Borrower, enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

7.06 Approvals.

No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by each Borrower of this Agreement or the Notes of such Borrower or for the validity or enforceability of any thereof.

7.07 Use of Credit.

Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Credit Extension hereunder will be used in a manner that will cause any Borrower to violate said Regulation X or any Lender to violate said Regulation U.

7.08 ERISA.

Each of the Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each of its Plans and is (and to the best of its knowledge in the case of any Multiemployer Plan is) in compliance with the currently applicable provisions of ERISA and the Code, and has not incurred any liability on account of the termination of any of its Plans to the PBGC or any of its Plans and has not incurred any withdrawal liability to any Multiemployer Plan, in each case except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.09 Investment Company Act; Public Utility Holding Company Act.

Neither the Company nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

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7.10 Credit Agreements.

Schedule I hereto is a complete and correct list, as of the date hereof, of each credit agreement, loan agreement, indenture, purchase agreement, Guarantee or other arrangement (other than a letter of credit) providing for or otherwise relating to any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Company or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described (as of September 30, 2005) in said Schedule I.

7.11 Hazardous Materials.

The Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations that are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect. Except as heretofore disclosed to the Lenders, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Company or any of its Subsidiaries with respect to any property or facility now or previously owned or leased by the Company or any of its Environmental Affiliates which reveal facts or circumstances that could reasonably be expected to have a Material Adverse Effect.

7.12 Taxes.

The Company and its Subsidiaries are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Company is the “common parent” (within the meaning of Section 1504 of the Code) of such group. The Company and its Subsidiaries have filed all Federal income tax returns and all other material tax returns and information statements that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate. The United States Federal income tax returns of the Company and its Subsidiaries have been examined and/or closed through the fiscal years of the Company and its Subsidiaries ended on or before December 31, 2002. The Company has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal, state, local and foreign taxes or other impositions.

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7.13 True and Complete Disclosure.

The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Company to the Lenders in connection with the negotiation, preparation or delivery of this Agreement or included herein or delivered pursuant hereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. All written information furnished after the date hereof by the Company and its Subsidiaries to the Lenders in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby.

7.14 Subsidiaries.

As of the date hereof, each of the Company and its Subsidiaries (as disclosed in the periodic reports which the Company has filed with the Securities and Exchange Commission) owns, free and clear of Liens, and has the unencumbered right to vote all of its outstanding ownership interests in, each Subsidiary held by it and all of the issued and outstanding capital stock of each such Person is validly issued, fully paid and nonassessable.

7.15 Compliance with Law.

As of the date hereof, the Company and its Subsidiaries are in compliance with all applicable laws and regulations, except to the extent that failure to comply therewith would not have a Material Adverse Effect.

7.16 Designated Borrower Approvals.

No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency that have not been obtained by the time any Subsidiary of the Company becomes a Designated Borrower are necessary for the execution, delivery or performance by such Designated Borrower of the Designation Letter of such Designated Borrower, this Agreement or the Notes of such Designated Borrower or for the validity or enforceability of any thereof or for the borrowing by such Designated Borrower hereunder.

SECTION 8. COVENANTS OF THE COMPANY. The Company agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by each Borrower hereunder and the termination or expiration of all Letters of Credit hereunder and the reimbursement of all LC Disbursements:

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8.01 Financial Statements.

The Company shall furnish to each of the Lenders:

(a) as soon as available and in any event within 60 days after the end of each of the fiscal quarterly periods of each fiscal year of the Company, consolidated statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries, in accordance with generally accepted accounting principles, as at the end of (and for) such period (subject to normal year-end audit adjustments).

(b) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, consolidated statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries, in accordance with generally accepted accounting principles, as at the end of (and for) such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Event of Default under Sections 8.10 and 8.11.

(c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange.

(d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed.

(e) as soon as possible, and in any event within 30 days after the Company knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan of the Company have occurred or exist, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, which the Company or any ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or such ERISA Affiliate with respect to such event or condition):

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(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA by more than $5,000,000 shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

(ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan if at the date of such filing or termination the fair market value of the assets of such Plan, as determined by the Plan’s independent actuaries, is exceeded by the present value as determined by such actuaries as of such date, of benefit commitments under such Plan by more than $5,000,000 (including any prior terminations subject to this provision);

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan of the Company, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan and such action would reasonably be expected to result in liability to the Company in excess of $5,000,000;

(iv) the complete or partial withdrawal by the Company or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan causing any withdrawal liability in excess of $5,000,000 (including any prior withdrawals subject to this provision), or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days.

(f) promptly after the Company knows or has reason to know that any Default has occurred, a notice of such Default, describing the same in reasonable detail.

(g) from time to time such other information regarding the business, affairs or financial condition of the Company or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

The Company will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 8.06, 8.07(a)(vi), 8.08(xiii), 8.10 and 8.11 as of the end of the respective fiscal quarter or fiscal year.

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Notwithstanding the foregoing, the Company’s obligations to deliver documents or information required under any of clauses (a), (b), (c) and (d) above shall be deemed to be satisfied upon (i) the relevant documents or information being publicly available on the Company’s website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause and thereafter being continuously so available and (ii) the delivery by the Company of notice to the Administrative Agent and each of the Lenders (which notice may be given electronically (such as e-mail)) within the time period required by such clause that such documents or information are so available; provided that the Company shall deliver paper copies of any such documents or information to any Lender upon request of such Lender through the Administrative Agent.

8.02 Litigation. The Company shall promptly furnish to each Lender notice of all legal or arbitral proceedings, and of all proceedings before any governmental or regulatory authority or agency, instituted, or (to the knowledge of the Company) threatened, against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

8.03 Corporate Existence, Etc. The Company shall, and shall cause each of its Significant Subsidiaries and each of the other Borrowers to: preserve and maintain its corporate existence and all its material rights, privileges and franchises (except as otherwise expressly permitted under Section 8.07); comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relations to its business and activities; and permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

8.04 Insurance. The Company shall, and shall cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

8.05 Use of Proceeds. The proceeds of the Credit Extensions hereunder will be used solely for general corporate purposes, including (without limitation) commercial paper

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back-up and acquisitions (each of which uses shall be in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System and the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder). The Company will not permit more than 25% of the value (as determined by any reasonable method) of its assets, nor more than 25% of the value (as determined by any reasonable method) of the assets of the Company and its Subsidiaries, to be represented by margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

8.06 Indebtedness. The Company will not, nor will it permit any of its Subsidiaries to, incur, assume or suffer to exist obligations in respect of standby and performance letters of credit (other than Letters of Credit issued hereunder) in an aggregate amount exceeding 5% of Total Consolidated Assets at any one time outstanding. The Company will not permit any of its Subsidiaries to create, issue, incur or assume, or suffer to exist, any Indebtedness, except:

(i) Indebtedness existing on the date hereof (including any Indebtedness incurred after the date hereof under any instrument or agreement in effect on the date hereof), but not any renewals, extensions or refinancings of the same;

(ii) Indebtedness owing to the Company and Indebtedness owing by any Subsidiary to another Subsidiary;

(iii) Indebtedness of any Person that becomes a Subsidiary of the Company after the date hereof so long as such Indebtedness exists at the time such Person becomes such a Subsidiary and was not incurred in anticipation thereof;

(iv) Capital Lease Obligations in an aggregate amount not to exceed an amount equal to 5% of Total Consolidated Assets at any one time outstanding;

(v) Indebtedness in respect of Credit Extensions under this Agreement; and

(vi) additional Indebtedness in an aggregate amount not to exceed an amount equal to 15% of Total Consolidated Assets at any one time outstanding.

8.07 Fundamental Changes.

(a) The Company will not, and will not permit any of its Subsidiaries to, be a party to any merger or consolidation, and the Company will not, and will not permit any of its Subsidiaries or operating divisions (whether now owned or existing or hereafter acquired or designated) to, (x) sell, assign, lease or otherwise dispose of all or substantially all of its Property whether now owned or hereafter acquired or (y) sell, assign or otherwise dispose of any capital stock of any such Subsidiary, or permit any such Subsidiary to issue any capital stock, to any Person other than the Company or any of its Wholly-Owned Subsidiaries if, after giving effect thereto, the Company does not own, directly or indirectly, a majority of the capital stock of such Subsidiary (“Controlling Stock Disposition”); provided that, so long as both before and after giving effect thereto, no Default shall have occurred and be continuing:

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(i) the Company or any Subsidiary of the Company may be a party to any merger or consolidation if it shall be the surviving corporation;

(ii) any such Subsidiary may be a party to any merger or consolidation with another such Subsidiary (or with any Person that becomes another such Subsidiary as a result of such merger or consolidation);

(iii) any such Subsidiary may merge into, and any such Subsidiary or operating division may transfer any Property to, the Company;

(iv) any such Subsidiary or operating division may transfer any Property to another such Subsidiary or operating division (or to any Person that becomes as part of such transfer another such Subsidiary or operating division);

(v) the Company, any such Subsidiary or operating division may sell, assign, lease or otherwise dispose of any Non-Strategic Property; and

(vi) the Company or any such Subsidiary or operating division may make sales, assignments and other dispositions of Property (including Controlling Stock Dispositions) and any such Subsidiary may become a party to a merger or consolidation (each such sale, assignment, disposition, Controlling Stock Disposition, merger or consolidation, other than those described in clauses (i) through (v), a “Disposition”) if the aggregate book value of the Property that was the subject of such Disposition, together with the aggregate book value of the Property that was the subject of all other Dispositions during the Disposition Period for such Disposition, would not exceed an amount equal to 15% of the Total Consolidated Assets determined as of the last day of the most recently completed fiscal year for which a consolidated balance sheet of the Company has been furnished to the Lenders pursuant to Section 8.01.

(b) Notwithstanding anything in clauses (i) through (vi) of Section 8.07(a) to the contrary, the Company will not, and will not permit any of its Subsidiaries or operating divisions (whether now owned or existing or hereafter acquired or designated) to, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) any of its Property (whether now owned or hereafter acquired) if such sale, assignment, lease or other disposition (whether in one transaction or in a series of transactions) shall have a Material Adverse Effect.

8.08 Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien upon any of its property or assets, now owned or hereafter acquired, securing any Indebtedness or other obligation except: (i) Liens outstanding on the date hereof and listed in Schedule II hereto; (ii) Liens for taxes or other governmental charges not yet delinquent; (iii) Liens in respect of Property acquired or constructed or improved by the Company or any such Subsidiary after the date hereof which Liens exist or are created at the time of acquisition or completion of construction or improvement of such Property or within six months thereafter to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction or improvement of such Property, but any such Lien shall cover only the Property so acquired or constructed and any improvements thereto (and any real

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property on which such Property is located); (iv) Liens on Property of any corporation that becomes a Subsidiary of the Company after the date hereof, provided that such Liens are in existence at the time such corporation becomes a Subsidiary of the Company and were not created in anticipation thereof; (v) Liens on Property acquired after the date hereof, provided that such Liens were in existence at the time such Property was acquired and were not created in anticipation thereof; (vi) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (vii) Liens under workmen’s compensation, unemployment insurance, social security or similar legislation; (viii) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business; (ix) judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (x) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Company or any such Subsidiary of the Property encumbered thereby in the normal course of its business or materially impair the value of the Property subject thereto; (xi) Liens securing obligations of any such Subsidiary to the Company or another Subsidiary of the Company; (xii) Liens arising in connection with Permitted Securitizations; and (xiii) other Liens securing Indebtedness or other obligations in an aggregate amount not exceeding 5% of Total Consolidated Assets.

8.09 Lines of Businesses. Neither the Company nor any of its Subsidiaries shall engage to any significant extent in any line or lines of business other than the lines of business in which they are engaged on the date hereof and any other line or lines of business directly related to the manufacture, distribution and/or sale of consumer or industrial products (collectively, “Permitted Activities”). Notwithstanding the foregoing, the Company and its Subsidiaries may engage in other lines of business as a result of the acquisition of any Person primarily engaged in Permitted Activities so long as the Company uses its best efforts to come into compliance with the first sentence of this Section 8.09 within a reasonable period of time after such acquisition.

8.10 Total Indebtedness to Total Capital. The Company shall not permit the ratio of Total Indebtedness to Total Capital at any time to be greater than 0.60 to 1; provided that (i) in calculating Total Capital, goodwill impairment charges taken pursuant to the Financial Accounting Standards Board shall be disregarded to the extent such charges do not exceed $550,000,000 in the aggregate and (ii) in calculating such ratio, quarterly income preferred securities, quarterly income capital securities, monthly income preferred securities or other similar securities will be treated as part of “Total Capital” and not “Total Indebtedness”.

8.11 Interest Coverage Ratio.

The Company shall not permit the Interest Coverage Ratio as at the last day of any fiscal quarter to be less than 4.00 to 1.00.

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8.12 Transactions with Affiliates The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate.

SECTION 9. EVENTS OF DEFAULT. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) Any Borrower shall default in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable; or

(b) Any Borrower shall default in the payment of any interest on any Loan or on any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable hereunder or under any other Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days; or

(c) The Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $50,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness aggregating $50,000,000 or more shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity or to permit termination of the commitment to lend pursuant to any such instrument or agreement; or

(d) Any representation, warranty or certification made or deemed made by the Company herein or in any Designation Letter or by the Company in any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(e) The Company shall default in the performance of any of its obligations under Section 8.01(f) or 8.05 through 8.12; or the Company shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 30 days after notice thereof to the Company by the Administrative Agent or any Lender (through the Administrative Agent); or

(f) The Company or any of its Significant Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

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(g) The Company or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(h) A proceeding or case shall be commenced against the Company or any of its Significant Subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code; or

(i) A final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate shall be rendered by a court or courts against the Company and/or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company or the relevant Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(j) An event or condition specified in Section 8.01(e) shall occur or exist with respect to any Plan or Multiemployer Plan of the Company and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Majority Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which, in the determination of the Majority Lenders, would reasonably be expected to have a Material Adverse Effect; or

(k) During any period of 25 consecutive calendar months (i) individuals who were directors of the Company on the first day of such period and (ii) other individuals whose election or nomination to the Board of Directors of the Company was approved by at least a majority of the individuals referred to in clause (i) above and (iii) other individuals whose election or nomination to the Board of Directors of the Company was approved by at least a majority of the individuals referred to in clauses (i) and (ii) above shall no longer constitute a majority of the Board of Directors of the Company; or

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(l) The Guarantee provided in Section 11, or any provisions thereof, shall cease to be in full force and effect in all material respects, or any guarantor thereunder or any Person acting on behalf of such guarantor shall deny or disaffirm such guarantor’s obligations under such Guarantee or shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Guarantee;

THEREUPON: (i) in the case of an Event of Default (other than one referred to in clause (g) or (h) of this Section 9 in respect of the Company) (x) the Administrative Agent may and, upon request of the Majority Lenders, shall, by notice to the Company, cancel the Commitments and (y) the Administrative Agent may and, upon request of the Majority Lenders, shall, by notice to the Company, declare the principal amount of and the accrued interest on the Loans, and all other amounts payable by the Company or any other Borrower hereunder and under the Notes, to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company and each other Borrower; and (ii) in the case of the occurrence of an Event of Default referred to in clause (g) or (h) of this Section 9 in respect of the Company, the Commitments shall be automatically cancelled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company or any other Borrower hereunder and under the Notes shall become automatically immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company and each other Borrower.

In addition, in the case of the occurrence of any event of the type referred to in clause (g) or (h) of this Section 9 in respect of any Designated Borrower, the principal amount then outstanding of, and accrued interest on, the Loans and other amounts payable by such Designated Borrower hereunder and under its Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by such Designated Borrower and the Company.

If an Event of Default shall occur and be continuing, the Administrative Agent or the Majority Lenders may require the Company (or, in case of any Event of Default described in clause (g) or (h) of this Section 9, the Company shall become immediately obligated) to deposit cash collateral pursuant to Section 2.04(j).

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SECTION 10. THE ADMINISTRATIVE AGENT.

10.01 Appointment, Powers and Immunities. Each Lender and each Issuing Bank hereby irrevocably (but subject to Section 10.08) appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 shall include reference to its Affiliates and its own and its affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and shall not by reason of this Agreement be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Lenders (or such other number of Lenders as is expressly required hereby), and such instructions of the Majority Lenders (or such other number of Lenders) and any action taken or failure to act pursuant thereto shall be binding on all the Lenders.

10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.07) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.

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10.04 Rights as a Lender. With respect to its Commitment and the Loans made by it, JPMCB (and any successor acting as Administrative Agent), in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. JPMCB (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Administrative Agent, and JPMCB and its Affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.03, but without limiting the obligations of the Company under said Section 12.03), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 12.03 but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof, or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

10.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company or any Subsidiary of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any Subsidiary of the Company (or any of their affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.

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10.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and each Issuing Bank, and the Company and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with a combined capital and surplus of at least $100,000,000 which has an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09 Lead Arranger and Other Agents.

Anything herein to the contrary notwithstanding, the Sole Lead Arranger and Sole Bookrunner and the Co-Syndication Agents listed on the cover page shall not have any duties or responsibilities under this Agreement, except in their capacity, if any, as Lenders.

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SECTION 11. GUARANTEE.

11.01 Guarantee. The Company hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the principal of and interest on the Loans made by the Lenders to, and the Notes held by each Lender of, any Designated Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by any Designated Borrower under this Agreement pursuant to its Designation Letter and under the Notes, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Company hereby further agrees that if any Designated Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

11.02 Obligations Unconditional. The obligations of the Company hereunder are unconditional irrespective of (a) the value, genuineness, validity, regularity or enforceability of any of the Guaranteed Obligations, (b) any modification, amendment or variation in or addition to the terms of any of the Guaranteed Obligations or any covenants in respect thereof or any security therefor, (c) any extension of time for performance or waiver of performance of any covenant of any Designated Borrower or any failure or omission to enforce any right with regard to any of the Guaranteed Obligations, (d) any exchange, surrender, release of any other guaranty of or security for any of the Guaranteed Obligations, or (e) any other circumstance with regard to any of the Guaranteed Obligations which may or might in any manner constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent hereof that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances.

The Company hereby expressly waives diligence, presentment, demand, protest, and all notices whatsoever with regard to any of the Guaranteed Obligations and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Designated Borrower hereunder or under the Designation Letter of such Designated Borrower or any Note of such Designated Borrower or any other guarantor of or any security for any of the Guaranteed Obligations.

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11.03 Reinstatement. The guarantee in this Section 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Designated Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder(s) of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

11.04 Subrogation. Until the termination of the Commitments and the payment in full of the principal of and interest on the Loans and all other amounts payable to the Administrative Agent or any Lender hereunder, the Company hereby irrevocably waives all rights of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Section 11.

11.05 Remedies. The Company agrees that, as between the Company on the one hand and the Lenders and the Administrative Agent on the other hand, the obligations of any Designated Borrower guaranteed under this Agreement may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 9, for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Designated Borrower or otherwise) preventing such declaration as against such Designated Borrower and that, in the event of such declaration or automatic acceleration such obligations (whether or not due and payable by such Designated Borrower) shall forthwith become due and payable by the Company for purposes of said Section 11.01.

11.06 Continuing Guarantee. The guarantee in this Section 11 is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising.

SECTION 12. MISCELLANEOUS.

12.01 Waiver. No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement, any Designation Letter or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement, any Designation Letter or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein and therein are cumulative and not exclusive of any remedies provided by law.

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12.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or requests, demands, waivers or consents under, this Agreement) shall be given or made in writing and telecopied, mailed or delivered to the intended recipient at (i) in the case of the Company, each Issuing Bank or the Administrative Agent, the “Address for Notices” specified below its name on the signature pages hereof and (ii) in the case of each Lender, the address (or telecopy) set forth in its Administrative Questionnaire; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Each Designated Borrower hereby agrees that each notice or other communication provided for herein may be furnished to the Company or by the Company on its behalf in the manner specified above and each Designated Borrower further agrees that failure of the Company to deliver to such Designated Borrower any notice furnished in accordance with this Section 12.02 shall not affect the validity of such notice.

12.03 Expenses, Etc. The Company agrees to pay or reimburse each of the Lenders, each Issuing Bank and the Administrative Agent for paying: (a) the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, in connection with (i) the preparation, execution and delivery of this Agreement, the Designation Letters and the Notes, the making of the Loans hereunder and the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (ii) any amendment, modification or waiver (whether or not such amendment, modification or waiver shall become effective) of any of the terms of this Agreement or any of the Notes; (b) all reasonable costs and expenses of the Lenders, each Issuing Bank and the Administrative Agent (including reasonable counsels’ fees) in connection with the enforcement of this Agreement, any Designation Letter or any of the Notes; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any Designation Letter, any of the Notes or any other document referred to herein.

The Company hereby agrees to indemnify the Administrative Agent, each Issuing Bank and each Lender and each of their respective Affiliates, and each of the respective directors, officers, employees, agents and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the

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parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

12.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Company, the Administrative Agent and the Majority Lenders, or by the Company, and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that no amendment, modification or waiver shall, unless by an instrument signed by each of the Lenders affected thereby or by the Administrative Agent acting with the consent of each of the Lenders affected thereby: (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Commitments, (ii) extend the date fixed for the payment of any principal of or interest on any Loan or LC Disbursement, (iii) reduce the amount of any principal of any Loan or LC Disbursement or the rate at which interest or any fee is payable hereunder, (iv) alter the terms of Section 11 or release the Company from any of its material obligations thereunder, (v) alter the terms of this Section 12.04 or (vi) amend the definition of the term “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; and provided, further, that any amendment of Section 10, or which increases the obligations or alters the rights of the Administrative Agent or each Issuing Bank hereunder, shall require the consent of the Administrative Agent or such Issuing Bank, as the case may be.

12.05. Assignments and Participations.

(a) No Obligor may assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Administrative Agent.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and (B) the Administrative Agent and each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

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(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company, the Administrative Agent and each Issuing Bank otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not apply to rights in respect of outstanding Competitive Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 12.05, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.01, 5.05, 5.06 and 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.05(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Credit Agreement

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.05(b) and any written consent to such assignment required thereby, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, the Administrative Agent or each Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.04 that affects such Participant. Subject to paragraph (c)(ii) of this Section 12.05, the Company agrees that each Participant shall be entitled to the benefits of Sections 5.01, 5.05 and 5.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.05. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.05(a) as though it were a Lender, provided such Participant agrees to be subject to Section 4.05(b) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) A Lender may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

Credit Agreement

12.06 Survival. The obligations of any Borrower under Sections 5.01, 5.05 and 5.06, the obligations of the Lenders under Section 10.05 and the obligations of the Company under Section 12.03 shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made, by a notice of borrowing of Loans or the issuance or extension of Letters of Credit hereunder shall survive the making of such Loans or the issuance or extension of such Letters of Credit, and no Lender or Issuing Bank shall be deemed to have waived, by reason of making any Loan or the issuance or extension of any Letter of Credit, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender, Issuing Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made or such Letter of Credit was issued.

12.07 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.08 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, when taken together, shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.09 Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial; Etc.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT OBTAINED IN CONNECTION THEREWITH, MAY BE INSTITUTED IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS GENERALLY (BUT NON-EXCLUSIVELY) TO THE JURISDICTION OF EACH SUCH COURT. THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE COMPANY AT ITS ADDRESS SET FORTH UNDERNEATH ITS SIGNATURE HERETO. EACH DESIGNATED BORROWER HEREBY AGREES THAT SERVICE OF PROCESS IN

Credit Agreement

ANY SUCH ACTION OR PROCEEDING BROUGHT IN NEW YORK MAY BE MADE UPON SUCH DESIGNATED BORROWER BY SERVICE UPON THE COMPANY AT THE “ADDRESS FOR NOTICES” SPECIFIED BELOW ITS NAME ON THE SIGNATURE PAGES HEREOF AND EACH DESIGNATED BORROWER HEREBY IRREVOCABLY APPOINTS THE COMPANY AS ITS AUTHORIZED AGENT (“PROCESS AGENT”) TO ACCEPT, ON BEHALF OF ITSELF AND ITS PROPERTY, SUCH SERVICE OF PROCESS IN NEW YORK. EACH OBLIGOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OBLIGOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OBLIGOR FURTHER AGREES THAT ANY SUCH ACTION OR PROCEEDING AGAINST THE ADMINISTRATIVE AGENT, ANY ISSUING BANK AND/OR ANY OF THE LENDERS SHALL BE BROUGHT ONLY IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND THE LENDERS HEREBY CONSENT TO THE JURISDICTION OF SUCH COURTS FOR SUCH PURPOSE.

(b) EACH OF THE OBLIGORS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Credit Agreement

12.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.11 Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternative Currency, as the case may be (the “Specified Currency”), and any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Obligors under this Agreement and the Notes shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency due hereunder at the Specified Place. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Obligor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Obligor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand in the Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

12.12. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act.

12.13. Waiver of Notice under Existing Credit Agreement. By its execution hereof, each undersigned Lender that also is a party to the credit agreement referred to in Section 6.01(c) hereby waives the provisions of such credit agreement that would require advance notice for the termination of commitments thereunder; provided that the foregoing waiver shall apply only to the termination of all commitments under such credit agreement and repayment of all loans outstanding thereunder in connection with the effectiveness of this Agreement.

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEWELL RUBBERMAID INC.

By	/s/ Douglas L. Martin
Name:	Douglas L. Martin
Title:	Vice President-Treasurer

Address for Notices:
Newell Rubbermaid Inc.
29 East Stephenson Street
Freeport, Illinois 61032

Attn:	Douglas L. Martin
Vice President-Treasurer

Telecopier No.: (815)-233-8618
Telephone No.: (815)-233-8040

U.S. Federal Tax Identification No.: 36-3514169

Credit Agreement

THE ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By	/s/ Barbara R. Marks
Name:	Barbara R. Marks
Title:	Vice President

Address for Notices:

JPMorgan Chase Bank, N.A.
1111 Fannin Street, 10th Floor
Houston, Texas 77002-8069
Attention: Loan and Agency

Telecopier No.: (713) 750-2782
Telephone No.: (713) 750-2789

Credit Agreement

LENDERS

JPMORGAN CHASE BANK, N.A.

By	/s/ Barbara R. Marks
Name:	Barbara R. Marks
Title:	Vice President

Credit Agreement

BANK OF AMERICA, N.A.

By	/s/ Sharon Burks Horos
Name:	Sharon Burks Horos
Title:	Vice President

Credit Agreement

BARCLAYS BANK PLC

By	/s/ David Barton
Name:	David Barton
Title:	Associate Director

Credit Agreement

BNP PARIBAS

By	/s/ Jo Ellen Bender
Name:	Joe Ellen Bender
Title:	Managing Director

BNP PARIBAS

By	/s/ Christopher S. Grumboski
Name:	Christopher S. Grumboski
Title:	Director

Credit Agreement

CITICORP USA, INC.

By	/s/ Carolyn A. Kee
Name:	Carolyn A. Kee
Title:	Vice President

Credit Agreement

LEHMAN COMMERCIAL PAPER INC.

By	/s/ Janine M. Shugan
Name:	Janine M. Shugan
Title:	Authorized Signatory

Credit Agreement

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH

By	/s/ Tsuguyuki Umene
Name:	Tsuguyuki Umene
Title:	Deputy General Manager

Credit Agreement

WILLIAM STREET COMMITMENT CORPORATION

By	/s/ Mark Walton
Name:	Mark Walton
Title:	Assistant Vice President

Credit Agreement

ING BANK, N.V., DUBLIN BRANCH

By	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Vice President

By	/s/ Alan Duffy
Name:	Alan Duffy
Title:	Director

Credit Agreement

THE NORTHERN TRUST COMPANY

By	/s/ David C. Fisher
Name:	David C. Fisher
Title:	Vice President

Credit Agreement

THE BANK OF NEW YORK

By	/s/ Scott DeTraglia
Name:	Scott DeTraglia
Title:	Asst. Vice President

Credit Agreement

NATIONAL AUSTRALIA BANK

By	/s/ Scott Tuhy
Name:	Scott Tuhy
Title:	Director

Credit Agreement

U.S. BANK, N.A.

By	/s/ James N. DeVries
Name:	James N. DeVries
Title:	Senior Vice President

Credit Agreement

Annex I

Commitments

JPMorgan Chase Bank, N.A.	$105,000,000
Bank of America, N.A.	$75,000,000
Barclays Bank PLC	$75,000,000
BNP Paribas	$75,000,000
Citicorp USA, Inc.	$75,000,000
Lehman Commercial Paper Inc.	$60,000,000
The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	$60,000,000
William Street Commitment Corporation	$60,000,000
ING Bank, N.V., Dublin Branch	$40,000,000
The Northern Trust Company	$40,000,000
The Bank of New York	$35,000,000
National Australia Bank	$25,000,000
U.S. Bank, N.A.	$25,000,000

Total	$750,000,000

Commitments

SCHEDULE I

LIST OF INDEBTEDNESS

	Lender or Trustee	Type of Arrangement		Maximum or Original Amount ($)	Outstanding Amount ($) As of 9/30/2005
	Newell Rubbermaid Inc.
1.)	J.P. Morgan Chase Bank	Commercial Paper	}	$650,000,000	$ 0
2.)	J.P. Morgan Chase Bank (As Agent)	Revolver			$ 0
3.)	J.P. Morgan Chase Bank (Trustee)	Medium Term Notes		$337,000,000	$337,000,000
4.)	J.P. Morgan Chase Bank (Trustee)	Medium Term Notes		$500,000,000	$500,000,000
5.)	J.P. Morgan Chase Bank (Trustee)	Medium Term Notes		$250,000,000	$250,000,000
6.)	J.P. Morgan Chase Bank (Trustee)	Medium Term Notes		$899,233,000	$250,000,000
7.)	Northern Trust	Line of Credit		$ 10,000,000	$ 0
8.)	Rabobank N.V.	A/R Securitization		$450,000,000	$450,000,000

	Newell Financial Trust I
1.)	J.P. Morgan Chase Bank (Trustee)	QUIPS		$500,000,000	$421,246,750

	Rubbermaid Inc.
1.)	U.S. Bank (Trustee)	Senior Notes		$150,000,000	$150,000,000

	Newell Ltd. Parker Pen Company Irwin Industrial Tool Company Ltd.
*1.)	Barclays Bank PLC**	Line of Credit		$25,899,644	$ 0

	Irwin Industrial Tools GmbH
*1.)	Commerzbank AG**	Line of Credit		$24,641,000	$ 0

	Waterman S.A.S.
*1.)	Banque Nationale de Paris**	Line of Credit		$18,030,000	$5,899,988

List of Indebtedness

	Newell S.A.S.
*1.)	Banque Nationale de Paris**	Line of Credit	$6,010,000	$ 0

Newell Rubbermaid Nederland B.V.

Rubbermaid B.V.

Swish Benelus N.V.

Newell Rubbermaid Luxembourg SARL

Newell S.A.S.

Newell Rubbermaid Shared Services Europe B.V.

Irwin Industrial Tool Company A/S

Newell Tools Netherlands B.V.

American Tool Companies Holding B.V.

Newell Ireand

Sanford N.V.

Newell S.P.R.L.

Irwin Industrial Tool Company Sp.z.o.o.

*1.)	ING Bank N.V.**	Line of Credit	$25,110,350	$ 0

	Newell Window Fashions Italia S.r.L.
*1.)	Banca di Roma	Line of Credit	$25,000,000	$ 0

	Newell Rubbermaid Poland S.A.
*1.)	Citibank Handlowy S.A.**	Line of Credit	$23,333,243	$ 0

Berol S. de R.L. de C.V.

Rubbermaid de Mexico S.A. de C.V.

Newell Window Furnishings de Mexico S.de R.L. de C.V.

Productos Infantiles Century S. de R.L. de C.V.

Comercial Berol S. de R.L. de C.V.

American Tool de Mexico S. de R.L. de C.V.

Amerock Hardware Systems de Mexico S. de R.L. de C.V.

*1.)	Banamex	Line of Credit	$23,100,000	$ 0

	Irwin Industrial Tool Ferramentas do Brasil Ltda.
*1.)	Banco Bradesco	Line of Credit	$10,000,000	$ 0

	Newell Sanford S.A.
1.)	Banco De Bogota**	Line of Credit	$6,112,680	$2,233,660
2.)	Banco Davivienda**	Line of Credit	$6,549,300	$2,427,481

	Sanford Stationery Company Ltd.
*1.)	The Bank of Tokyo-Mitsubishi Ltd.	Line of Credit	$6,000,000	$1,584,570

List of Indebtedness

	Parker Pen (Shanghai) Ltd. Papermate Stationery (Dongguan) Co. Ltd.

*1.)	The Bank of Tokyo-Mitsubishi Ltd.**	Line of Credit	$9,019,880	$0

	Newell Australia Pty. Ltd. Irwin Industrial Tool Company Pty. Ltd.

*1.)	National Australia Bank Ltd.**	Line of Credit	$7,514,100	$0

*	Guaranteed by Newell Rubbermaid Inc.
**	U.S. Dollar Equivalent

List of Indebtedness

SCHEDULE II

LIST OF CERTAIN LIENS

None.

List of Certain Liens

EXHIBIT A-1

[Form of Opinion of Special Illinois Counsel]

November 14, 2005

Each of the Lenders party

to the Credit Agreement referred to below

JPMorgan Chase Bank, N.A.

as Administrative Agent

Ladies and Gentlemen:

We have acted as special counsel to Newell Rubbermaid Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the Credit Agreement dated as of the date hereof (the “Credit Agreement”), among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders. This opinion letter is being delivered at the request of the Company pursuant to Section 6.01(a)(iv) of the Credit Agreement. Capitalized terms used in this opinion letter which are defined in the Credit Agreement and not otherwise defined in this opinion letter shall have the meanings given to them in the Credit Agreement.

We have examined such documents and matters of law which we have deemed necessary as the basis for the opinions expressed below. The documents examined include the following:

(i) A copy of the Credit Agreement executed by the Company and copies of the Notes (if any) dated the date hereof executed by the Company (the Notes and the Credit Agreement being, collectively, the “Credit Documents”);

(ii) A copy of the certificate of incorporation of the Company and all amendments thereto, certified by the Secretary of the Company;

(iii) A copy of the by-laws of the Company and all amendments thereto, certified by the Secretary of the Company;

(iv) A copy of the resolutions of the board of directors of the Company authorizing the execution and delivery of the Credit Documents, certified by the Secretary of the Company;

Form of Opinion of Special Illinois Counsel

(v) A certificate of the Secretary of the Company as to the incumbency and specimen signatures of the officer of the Company executing the Credit Documents; and

(vi) A certificated of the Secretary of State of Delaware as to the corporate existence and good standing of the Company.

In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates of officers of the Company, public officials and other appropriate persons and on the representations made in the Credit Agreement. We have not independently investigated or verified any of the foregoing.

In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to the Credit Agreement, other than the Company, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute the Credit Agreement and to enter into the transactions contemplated therein, (c) has taken all necessary action to authorize execution of the Credit Agreement by the person executing the Credit Agreement on its behalf, (d) has properly executed and delivered the Credit Agreement, and (e) has duly obtained all consents or approvals of any nature from and made all filings and registrations with any governmental authorities necessary for such party to execute, delivery or perform its obligations under the Credit Agreement. In addition, in rendering such opinions we have assumed, without independent investigation or verification, that the execution and delivery of, and performance of their respective agreements under, the Credit Agreement by each party thereto other than the Company do not violate any law, rule, regulation, agreement or instrument binding upon such party, that the Credit Agreement is the legal, valid and binding obligation of, and enforceable against, each party thereto other than the Company, and, except to the extent covered by our opinions in paragraphs 4 and 5 below, that the execution and delivery by the Company of, and performance by it of its agreements under, the Credit Agreement do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing or registration with any governmental authority.

In rendering our opinions herein we have also assumed, without independent investigation or verification, that there is no oral or written agreement, understanding, course of dealing or usage of trade that amends any term of the Credit Documents, or any waiver of any such term, that the Credit Documents are accurate and complete and that there has been no mutual mistake of fact or fraud, duress, undue influence or similar inequitable conduct.

For the purpose of this opinion letter, our “knowledge” (or any similar concept) with respect to any matter means (1) the actual knowledge regarding such matter of the particular Schiff Hardin LLP attorneys who are presently employees or partners of Schiff Hardin LLP and who have represented the Company in connection with the transactions contemplated by the Credit Agreement, (2) we have not undertaken any review of our files or other independent investigation with respect to any such matter and (3) no inference that we have actual knowledge concerning such matter should be drawn from the mere fact of our representation of the Company or our expression of any opinion in this letter.

Form of Opinion of Special Illinois Counsel

2

The opinions contained in this letter are only expressions of professional judgment regarding the legal matters addressed and are not guarantees that a court would reach any particular result.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. The Company has the corporate power and authority to execute, deliver and perform its obligations under the Credit Documents, and the execution, delivery and performance thereof by the Company has been duly authorized by all necessary corporate action on the part of the Company.

3. Each Credit Document has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. Neither the execution and delivery by the Company of the Credit Documents nor the performance by the Company of its obligations thereunder (nor the borrowing by, or guarantee of, the Company under the Credit Agreement) (i) violates the certificate of incorporation or by-laws of the Company, (ii) violates any law, rule or regulation applicable to the Company, (iii) violates any judgment, injunction, order or decree listed in the Officer’s Certificate of the Company attached to this opinion letter as Exhibit A, or (iv) breaches, or results in a default or creation of a Lien under, or results in the acceleration or requires prepayment of indebtedness under, any indenture, mortgage, instrument or agreement which is filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 or any report filed by the Company since the date of such Annual Report with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, as amended.

5. Neither the execution and delivery by the Company of the Credit Documents nor the performance by the Company of its obligations thereunder (nor the borrowing by, or guarantee of, the Company under the Credit Agreement) requires any consent or approval from or filing or registration with any governmental authority of the State of Illinois or the United States of America.

6. An Illinois court, or a federal court applying Illinois conflicts of laws rules, would enforce provisions of the Credit Documents specifying that the laws of the State of New York are to govern the Credit Documents so long as (a) there is a reasonable relationship between the parties to the Credit Documents or the transactions thereunder to the State of New York, and (b) application of the laws of the State of New York is not contrary to a public policy of the State of Illinois.

Form of Opinion of Special Illinois Counsel

3

The opinions set forth above are subject to the following qualifications:

A. For purposes of our opinion in paragraph 1 above as to the existence and good standing of the Company, we have relied solely upon the document described in item (vi) above.

B. The opinion expressed in paragraph 3 above with respect to the legality, validity, binding nature and enforceability of the Credit Documents is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law of in equity).

C. In rendering the opinions set forth above, we have made no examination of, and we express no opinion with respect to, any accounting matters. Our opinion in paragraph 4 above covers only violations, breaches, defaults, result or requirements which can be definitively determined as of the dated of this opinion letter and does not cover violations, breaches, defaults, results or requirements the occurrence of which is dependent upon future events or circumstances. Our opinion in paragraph 5 above is not intended to cover consents, approvals, filings or registrations which might be required as a result of the conduct by the Company of its business or operations.

D. We express no opinion as to the validity, legality, binding effect or enforceability of any covenant or agreement (i) providing for release of liability for or the indemnification against any losses, claims, damages, expenses or liabilities incurred by any person as a result of any violation of any securities law by such person, as a result of the gross negligence or willful misconduct of such person, or as a result of the negligence of such person if a court would find that that the intent to indemnify such person for such person’s negligence was not clearly expressed or that such indemnification violates public policy, (ii) requiring that any amendment, modification or waiver of the Credit Documents shall not be effective unless in writing, (iii) providing for the consent to jurisdiction of any court, the waiver of objection of venue of any court, the waiver of or consent to service of process in any manner other than provided in the laws of the State of Illinois, the waiver of jury trial or the waiver of counterclaim or cross-claim, (iv) providing that delays will not operate as waivers, (v) which attempts to modify or waive any requirements of reasonableness or notice arising under the laws of any jurisdiction to the extent applicable to the transactions contemplated by the Credit Documents, (vi) which requires the payment of interest on overdue but unpaid interest or fixed late payment charges, (vii) which purports to be an agreement to use “best efforts”, (viii) relating to severability as applied to any portion of Credit Documents deemed by a court to be material, (ix) waiving the benefits of any statutory provision or common law right where such waiver violates limitations imposed by statute or is against public policy, or (x) except to the extent set forth in paragraph 6 above, providing for a choice of any governing law.

E. Our opinions are limited to only those laws, rules and regulations that we have, in the exercise of customary professional diligence, but without any special investigation,

Form of Opinion of Special Illinois Counsel

4

recognized as generally applicable to the transactions contemplated by the Credit Documents or to business organizations of the same type as the Company (which are not engaged in regulated business activities) and exclude all laws, rules and regulations of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). In addition, we express no opinion as to any law, rule or regulation to which the Company may be subject as a result of your legal or regulatory status.

F. The foregoing opinions are limited to the laws of the State of Illinois, the Delaware General Corporation Law and the federal laws of the United States of America, and we express no opinions with respect to the laws of any other jurisdiction. We note that the Credit Documents state that they are to be governed by the laws of the State of New York. However, our opinion in paragraph 3 above is given (with your permission) as though the Credit Documents stated that they are to be governed by the internal laws of the State of Illinois.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as the laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinion herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters set forth in this opinion letter.

This opinion letter is furnished by us as special counsel for the Company, is solely for your benefit and for the benefit of your successors and assigns in connection with the transactions stated herein, and is not to be given to or relied on by any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

SCHIFF HARDIN LLP

By:

Form of Opinion of Special Illinois Counsel

5

EXHIBIT A

Certificate

In connection with the Credit Agreement dated as of the date hereof among Newell Rubbermaid Inc. (the “Company”), certain lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”; capitalized terms used but not defined herein have the same meaning as in the Credit Agreement), the undersigned hereby certifies that set forth below is every judgment, injunction, order or decree of any court or other governmental body to which the Company is subject that may relate to the ability of the Company to execute, deliver or perform its obligations under the Credit Agreement:

NONE.

IN WITNESS WHEREOF, this Certificate has been duly executed as of November 14, 2005.

NEWELL RUBBERMAID, INC.

By:

Title:

Form of Opinion of Special Illinois Counsel

EXHIBIT A-2

[Form of Opinion of Vice President - General Counsel to Newell Rubbermaid Inc.]

November 14, 2005

To the Lenders Party to the Credit Agreement

  referred to Below and JPMorgan Chase

  Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

I am the Vice President - General Counsel of Newell Rubbermaid Inc. (the “Company”) and am rendering the opinion contained herein in connection with the Credit Agreement (the “Credit Agreement”), dated as of November 14, 2005, among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

In rendering the opinion expressed below, I have examined the originals or copies of such corporate and stockholder records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents and papers as I have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. With respect to matters of fact, I have relied upon representations and certificates of public officials and of officers of the Company, including the representations made by the Company in the Credit Agreement.

Based upon the foregoing and subject to the qualifications set forth below, and having due regard for such legal considerations as I have deemed relevant, I am of the opinion that, to my knowledge, there are no legal or arbitral proceedings, and no proceedings by or before any governmental or regulatory authority or agency, pending or threatened against the Company or any of its Subsidiaries which could be reasonably expected to have a Material Adverse Effect.

This opinion has been rendered solely to you for your use in connection with the Credit Agreement. No other Person shall be entitled to rely hereon without my prior written consent.

Very truly yours,

Form of Opinion of General Counsel

EXHIBIT B

[Form of Opinion of Special New York

Counsel to the Administrative Agent]

November 14, 2005

Each of the Lenders party to

the Credit Agreement referred

to below and JPMorgan Chase

Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A. in connection with the Credit Agreement dated as of November 14, 2005 (the “Credit Agreement”) among Newell Rubbermaid Inc., a corporation organized under the laws of Delaware (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as agent for said Lenders (the “Administrative Agent”), providing for, among other things, the making of loans by the Lenders in an aggregate principal amount not to exceed $750,000,000. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

In rendering the opinions expressed below, we have examined:

(a)	the Credit Agreement; and

(b)	the Notes (if any) being executed and delivered to the Lenders on the Effective Date (herein, the “Notes”)

The Credit Agreement and the Notes (if any) are collectively referred to as the “Credit Documents”. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in the Credit Documents. In rendering the opinions expressed below, we have assumed, with respect to the Credit Documents, that the Credit Documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth below, as to the Company) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that all signatories thereto have been duly authorized and that all of the parties thereto are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed

Form of Opinion of Special New York Counsel to the Administrative Agent

necessary as a basis for the opinions expressed below, we are of the opinion that each Credit Document (assuming, in the case of the Notes of the Company, execution and delivery thereof for value) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

A. The enforceability of Section 12.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

B. The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

C. We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the third sentence of Section 4.05(b) of the Credit Agreement, (iii) Section 12.11 of the Credit Agreement, (iv) the second sentence of Section 12.09(a) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Documents and (v) the waiver of inconvenient forum set forth in Section 12.09(a) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York.

D. We point out with reference to obligations stated to be payable in an Alternative Currency that (a) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in a currency other than Dollars would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (b) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in a currency other than Dollars may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

Form of Opinion of Special New York Counsel to the Administrative Agent

This opinion letter is, pursuant to Section 6.01(a)(v) of the Credit Agreement, provided to you by us in our capacity as your special New York counsel and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

Form of Opinion of Special New York Counsel to the Administrative Agent

EXHIBIT C

[Form of Competitive Bid Request]

COMPETITIVE BID REQUEST

[            , 20    ]

JPMorgan Chase Bank, N.A.,

  as Administrative Agent

Loan and Agency Services Group

1111 Fannin Street, 10th Floor

Houston, Texas 77002-8069

Attention: [                    ]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 14, 2005 (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”), among Newell Rubbermaid Inc., a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used but not defined herein have the respective meanings given to such terms under the Credit Agreement. This Competitive Bid Request is being delivered to the Administrative Agent pursuant to Section 2.03(b) of the Credit Agreement.

The undersigned hereby requests that the Lenders submit, as provided in Section 2.03(c) of the Credit Agreement, Competitive Bids for the proposed Competitive Borrowing(s) described below:

Borrower	Borrowing Date	Currency	Amount*	Type**	Interest Period***

*	Each amount must be per Section 2.03(c)(ii) or an integral multiple of $1,000,000 or the Foreign Currency Equivalent thereof.
**	Insert either “Margin” (in the case of Competitive LIBOR Loans) or “Rate” (in the case of Set Rate Loans).
***	1, 2, 3 or 6 months (in the case of a Competitive LIBOR Loan) or a period of up to 180 days after the making of the Loan the last day of which is a Business Day (in the case of a Set Rate Loan).

Form of Competitive Big Request

Please notify, as provided in Section 2.03(b) of the Credit Agreement, the Lenders of this Competitive Bid Request.

Very truly yours,

NEWELL RUBBERMAID INC.

By
Name:
Title:

Form of Competitive Big Request

EXHIBIT D

[Form of Competitive Bid]

Competitive Bid

[            , 20    ]

JPMorgan Chase Bank, N.A.,

  as Administrative Agent

Loan and Agency Services Group

1111 Fannin Street, 10th Floor

Houston, Texas 77002-8069

Attention: [                    ]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 14, 2005 (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”), among Newell Rubbermaid Inc., a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used but not defined herein have the respective meanings given to such terms under the Credit Agreement. This Competitive Bid is being delivered to the Administrative Agent pursuant to Section 2.03(c) of the Credit Agreement.

In response to the Competitive Bid Request of the Company dated [            , 200    ], the undersigned hereby submits, as provided in Section 2.03(c) of the Credit Agreement, Competitive Bid(s) for the proposed Competitive Borrowing(s) described below:

Borrower	Borrowing Date	Currency	Amount*	Type**	Interest Period***	Rate****

*	Each amount must be per §2.03(c)(ii) or an integral multiple of $1,000,000 or the Foreign Currency Equivalent thereof.
**	Insert either “Margin” (in the case of Competitive LIBOR Loans) or “Rate” (in the case of Set Rate Loans).
***	1, 2, 3 or 6 months (in the case of a Competitive LIBOR Loan) or a period of up to 180 days after the making of the Loan the last day of which is a Business Day (in the case of a Set Rate Loan).
****

For a Competitive LIBOR Loan, specify margin over or under the LIBO Rate determined for the applicable Interest Period as a percentage (rounded to the nearest 1/10,000th of 1%) and whether “PLUS” or “MINUS”. For a Set Rate Loan, specify rate of interest per annum (rounded to the nearest 1/10,000th of 1%).

Form of Competitive Bid

provided that the Company may not accept offers that would result in the undersigned making Competitive Loans pursuant hereto in excess of $[        ] in the aggregate (the “Competitive Loan Limit”).

Please notify, as provided in Section 2.03(d) of the Credit Agreement, the Company of this Competitive Bid.

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate(s) us to make the Competitive Loan(s) for which any offer(s) [is] [are] accepted, in whole or in part (subject to the third sentence of Section 2.03(e) of the Credit Agreement and any Competitive Loan Limit specified above).

Very truly yours,

[NAME OF LENDER]

By
Name:
Title:

Form of Competitive Bid

EXHIBIT E-1

[Form of Designation Letter]

[Date]

To JPMorgan Chase Bank, N.A.,

  as Administrative Agent

Loan and Agency Services Group

1111 Fannin Street, 10th Floor

Houston, Texas 77002-8069

Attention: [                    ]

Ladies and Gentlemen:

We make reference to the Credit Agreement (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”), dated as of November 14, 2005 among Newell Rubbermaid Inc. (the “Company”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby designates [                    ] (the “Designated Borrower”), a Wholly-Owned Subsidiary of the Company and a corporation duly incorporated under the laws of [State/Country], as a Borrower in accordance with Section 2.05 of the Credit Agreement until such designation is terminated in accordance with said Section 2.05, entitled to borrow Competitive Loans.

The Designated Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Borrower for purposes of the Credit Agreement and agrees to be bound by and to perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement. The Designated Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of borrowing under Section 2 of the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

The Company hereby represents and warrants to the Administrative Agent and each Lender that, before and after giving effect to this Designation Letter, (i) the representations and warranties set forth in Section 7 of the Credit Agreement are true and correct as if made on and as of the date hereof and as if each of the representations and warranties in Sections 7.01, 7.04, 7.05, 7.06 and 7.16 specifically included a reference to the Designated Borrower and (ii) no Default has occurred and is continuing.

Form of Designation letter

The Designated Borrower hereby agrees that this Designation Letter, the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Designated Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York, County of New York, for the purposes of all legal proceedings arising out of or relating to this Designation Letter, the Credit Agreement or the transactions contemplated thereby. The Designated Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Designated Borrower further agrees that service of process in any such action or proceeding brought in New York may be made upon it by service upon the Company at the “Address for Notices” specified below its name on the signature pages to the Credit Agreement and the Designated Borrower hereby irrevocably appoints the Company as its authorized agent (“Process Agent”) to accept, on behalf of it and its property such service of process in New York.

THE DESIGNATED BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DESIGNATION LETTER, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Anything herein to the contrary notwithstanding, the Company and the Designated Borrower hereby agree that unless and until the Designated Borrower becomes an Approved Designated Borrower as aforesaid, Committed Loans are not available to the Designated Borrower under the Credit Agreement.

Form of Designation letter

[The Company hereby requests that the Designated Borrower be approved as an Approved Designated Borrower. Subject to the approval of all of the Lenders (to be evidenced by your signing at the place below indicated and returning to the Company the enclosed copy of this letter) such Designated Borrower will become an Approved Designated Borrower entitled to borrow both Committed Loans and Competitive Loans.]

NEWELL RUBBERMAID INC.

By
Name:
Title:

[DESIGNATED BORROWER]

By
Name:
Title:

[Insert Address]

[Consent and Agree to the

aforesaid Designated Borrower

being an Approved Designated

Borrower:

JPMORGAN CHASE BANK, N.A.

As Administrative Agent for and on behalf of the Lenders

By
Name:
Title:

Date:

Form of Designation letter

EXHIBIT E-2

[Form of Termination Letter]

[Date]

To JPMorgan Chase Bank, N.A.,

  as Administrative Agent

Loan and Agency Services Group

1111 Fannin Street, 10th Floor

Houston, Texas 77002-8069

Attention: [                    ]

Ladies and Gentlemen:

We make reference to the Credit Agreement (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of November 14, 2005 among Newell Rubbermaid Inc. (the “Company”), the Lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A. as Administrative Agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby terminates the status as a Designated Borrower of [                    ], a corporation incorporated under the laws of [State/County], in accordance with Section 2.05 of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represent and warrant that all principal and interest on any Loan of the above-referenced Designated Borrower and all other amounts payable by such Designated Borrower pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

NEWELL RUBBERMAID INC.

By
Name:
Title:

[INSERT NAME OF DESIGNATED BORROWER]

By
Name:
Title:

Form of Termination Letter

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Newell Rubbermaid Inc. and certain of its designated subsidiaries

[1]	Select as applicable.

Form of Assignment and Assumption

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of November 14, 2005 among Newell Rubbermaid Inc., the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Form of Assignment and Assumption

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Form of Assignment and Assumption

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

Consented to:

[NAME OF ISSUING BANK]

By
Title:

[Consented to:][3]

NEWELL RUBBERMAID INC.

By
Title:

[3]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT G

[Form of Assumption Agreement]

            ,

To JPMorgan Chase Bank, N.A.,

as Administrative Agent party to the

Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to the Credit Agreement (the “Credit Agreement”) dated as of November 14, 2005 between Newell Rubbermaid Inc. (the “Company”), the lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

The Company and                     (the “Assuming Lender”) each hereby agree as follows:

1. The Assuming Lender proposes to become an Assuming Lender pursuant to Section 2.06(d) of the Credit Agreement with a Commitment in the amount of $[            ] and, in that connection, hereby agrees with the Administrative Agent and the Company that it shall become a Lender for all purposes of the Credit Agreement on the applicable Commitment Increase Date.

2. The Assuming Lender (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.02 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. Following the execution hereof, this Assumption Agreement will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assumption Agreement (the “Effective Date”) shall be the applicable Commitment Increase Date.

Form of Assumption and Agreement

4. Upon satisfaction of the applicable conditions set forth in Section 2.06(d) of the Credit Agreement and upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Assuming Lender shall be a party to the Credit Agreement and have all of the rights and obligations of a Lender thereunder.

5. This Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

6. This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assumption Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

Form of Assumption Agreement

IN WITNESS WHEREOF, the Company and the Assuming Lender have caused this letter to be duly executed and delivered as of the date first above written.

Very truly yours,

NEWELL RUBBERMAID INC.

By
Name:
Title:

[NAME OF ASSUMING LENDER]

By
Name:
Title:

Accepted this day of , 200 :

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name:
Title:

CH2\ 1327418.1

Form of Assumption Agreement